U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ZERO GRAVITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-1779352
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

190 NW Spanish River Boulevard
Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 416-0400

Facsimile number: (561) 416-8809

Copies to:

Peter J. Gennuso, Esq.

Christopher Moore, Esq.

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Tel: (212) 908-3958

Fax: (212) 344-6101

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 Par Value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

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EXPLANATORY NOTE

Zero Gravity Solutions, Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Zero Gravity Solutions, Inc. is an "emerging growth company" and “smaller reporting company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports that we file with the United States Securities and Exchange Commission, or SEC.

Unless otherwise noted, references in this Registration Statement to the “Registrant,” the “Company,” “we,” “our” or “us” means Zero Gravity Solutions, Inc. and our three wholly-owned subsidiaries: BAM Agricultural Solutions, Inc., Zero Gravity Life Sciences, Inc. and Zero Gravity Solutions, Ltd.  Our principal place of business is located at 190 NW Spanish River Boulevard, Suite 101, Boca Raton, Florida 33431. Our telephone number is (561) 416-0400.

USE OF TRADEMARKS AND TRADENAMES IN THIS REGISTRATION STATEMENT

We own or have rights to use a number of registration pending and common law trademarks in connection with our business in the United States and in certain foreign jurisdictions, including Zero Gravity Solutions, Inc.™, ZGSI™, BAM-FX™, Unlocking Nutrition For The World™, Directed Selection™ and other names and marks that identify our products and the Company. Solely for convenience, the trademarks and trade names referred to in this Registration Statement are without the ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names..

FORWARD LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward looking statements we make. We have included important cautionary statements in this Registration Statement that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

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Our Internet website address is http://www.zerogsi.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC's website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Company Overview

Zero Gravity Solutions, Inc. (“we”, “us”, “our”, the "Company", “ZGSI” or the "Registrant"), a Nevada corporation, is a biotechnology company focused on commercializing technology derived from, and designed for, space with significant applications on Earth. These technologies seek to improve world agriculture by providing valuable solutions to challenges facing humanity, including threats to world agriculture and the ability to feed the world’s rapidly growing population. The Company’s business model is currently focused on its two primary business segments: 1) BAM-FX, which is a cost effective, ionic nutrient delivery system for plants that can deliver minerals and micronutrients systemically at the cellular level of a plant, and 2) Directed Selection, which relates to the production and alteration of new varieties of novel stem cells with unique and beneficial characteristics in the prolonged zero/micro gravity environment of the International Space Station. These can be patented for commercial sale to third parties in the agricultural and human regenerative medical markets. ZGSI is headquartered in Boca Raton, Florida.

The Company is focused on implementing a near-term revenue generation plan through the introduction of the Company’s first commercial product, BAM-FX, to the world’s agricultural markets. BAM-FX is an ionic nutrient delivery system for agriculture. The Company conducted field trials on a variety of crops in laboratory and academic settings as well as in field applications on grower/end-user crops. These trials showed exceedingly positive results, resulting in a significant increase in yield, quality and nutritional value in a variety of crops. The Company is beginning the commercial roll out plan for BAM-FX into the world’s agricultural markets.

The Company has incurred a net loss and has only minimal revenues since its inception under our current name and business plan on January 11, 2013. As such, our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs.

The Company’s mid-to-longer term objectives relate to the commercialization of ZGSI’s space derived Directed Selection technology, which predicts that plant and animal stem cells exposed to prolonged microgravity in space can be endowed with new characteristics beneficial to society. In conjunction with our collaborators, National Aeronautics and Space Administration (“NASA”), the United States Department of Agriculture (“USDA”) and the University of Florida, over the past six years, we have conducted scientific studies on six NASA sponsored flights to the International Space Station (“ISS”). These experiments have demonstrated that the gene expression of plant cells in zero/microgravity changes substantially, and furthermore, provided us with strong evidence that these changes can be directed toward beneficial attributes.

Our Directed Selection research aims to produce new varieties of proprietary, patentable stem cells for plants with desirable traits, such as the ability to better survive environmental challenges (i.e. temperature or climate change) or to resist disease. Adaptive changes in the plant will be accomplished without the need for additive or subtractive genetic engineering, thus eliminating public concerns about genetically modified organisms (“GMO”). The plant still uses the capabilities that are a natural part of its genetic potential, through altered gene expression that enables adaptation toward valuable traits. Another important aspect of our space derived IP capitalizes on space flight experiments showing the unique effects of zero/microgravity on mammalian cells. Space-based technology imparts the likely ability to reproduce undifferentiated multipotent human stem cells in substantially larger quantities and more rapidly than is possible on Earth. Long term goals include revolutionary advancements in stem cell differentiation, cellular macrostructure assembly, vascularization, and wound healing. Because both humans and animals use very similar metabolic pathways, we also expect to produce patented stem cells that can provide beneficial treatments to commercial livestock. We believe that this area may lead to significant business opportunities for the Company.

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We believe the Company’s proprietary technologies enables the development of a diverse product line with unique solutions to big problems, representing significant potential revenue and profit opportunities. Due to the market scope and associated regulatory needs to reach full profit potential, ZGSI’s strategy is to partner and license with industry-leading companies to supplement necessary resources and expedite revenue generation.

Corporate History and Structure

The Company engaged in various business activities and enacted a series of name changes from 2003 to 2013 until we adopted our current name and business plan of Zero Gravity Solutions, Inc. on January 11, 2013.

The Company’s Prior History and Timeline

Zero Gravity Solutions, Inc. was initially incorporated in the State of Idaho as Hazelwood-Gable, Inc. on August 19, 1983 to engage in the business of developing mineral resources. The Company engaged in limited operations until 2003. On June 19, 2002, the Company changed its corporate domicile to the State of Nevada and, on November 25, 2003, changed its name to American Thorium, Inc. On December 10, 2003, the Company entered into an agreement to acquire certain mining claims and changed its name to Thorium Nuclear Energy, Inc. on March 5, 2004. On March 8, 2006, the Company changed its name to Hazelwood Ventures, Inc. and began looking for new business ventures. On June 14, 2006, the Company changed its name to Monarch Molybdenum & Resources, Inc. and on November 27, 2007 entered into a merger agreement, whereby it was to acquire certain mining claims from Thorium Energy, Inc. and changed the Company's name to Thorium Energy, Inc. The merger agreement was rescinded on March 19, 2008 and the Company changed its name to Monolith Ventures Inc. on April 2, 2008 and with the intent to acquire or merge with one or more businesses. On December 30, 2011, the Company acquired ElectroHealing Holdings, Inc., which held certain patents, patent applications and other technologies and/or licenses pertaining to medical device technology and changed its name to ElectroHealing Technologies, Inc. on January 12, 2012. Subsequent to the transaction, management re-evaluated the merits and benefits of the ElectroHealing Holdings, Inc. acquisition and began to explore possible alternatives. Accordingly, we executed a rescission agreement on December 20, 2012 that returned the previously acquired patents and technologies in exchange for the cancellation of the shares of our common stock previously issued in the acquisition.

Formation of ZGSI and the Company’s Current Structure

On December 3, 2012, we entered into a Patent Acquisition Agreement with John W. Kennedy, whereby we acquired certain patents and technologies related to the Company’s current Directed Selection business segment. In connection with the acquisition of this technology, we changed our name to Zero Gravity Solutions, Inc. on January 11, 2013 to better reflect our new business endeavors and issued 11,500,000 shares of our authorized, but previously outstanding common stock. In connection with this acquisition, we moved our corporate headquarters from Salt Lake City Utah to its current location at 190 NW Spanish River Boulevard, Suite 101, Boca Raton, FL 33431.

On July 30, 2013, John W. Kennedy assigned to the Company the entire right, title and interest in, to and under the invention and provisional patent application for Bioavailable Minerals for Plant Health, which became the basis for the Company’s BAM-FX business segment.

The Company currently has three wholly owned subsidiaries: BAM Agricultural Solutions, Inc., (“BAM Inc.”), Zero Gravity Life Sciences, Inc. (“ZGLS”), Zero Gravity Solutions, Ltd. (“ZGS UK”). BAM Inc. is a Florida Corporation which holds and controls the manufacturing, sales and revenue generation of the Company's agricultural product, BAM-FX. ZGLS is a Florida Corporation which holds and controls the Company’s Directed Selection business segment and the related research and development work. ZGS UK is a private United Kingdom limited company based in the United Kingdom created to service the Company's operations and interests in the European Union (EU) and other international markets.

The Company currently has 17 employees, of which 13 are full time employees. The Company has selected December 31st as its fiscal year end.

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Principal Product Lines

BAM-FX

BAM-FX is an ionic nutrient delivery system for food crops. BAM-FX was originally developed by our John Wayne Kennedy, our Chief Science Officer and Director, for growing food crops in space vehicles designed for deep space human missions, but has been found to have potentially far reaching applications for agriculture here on Earth. BAM-FX is a formulation of copper and zinc used to treat plant mineral deficiencies by providing a delivery system to move mineral ions to the mineral deficient areas in plants. The benefits of BAM-FX are accomplished without the use of genetic modification or traditional fertilizers, soil amendments or supplements. Instead, the BAM-FX formula transports highly bio-available, balanced, ionic minerals systemically into the biological system of a plant using a mineral complex carrier in an ionic form, which penetrates and distributes nutrients throughout the plant's cellular structure. BAM-FX delivers a diversity of nutrients, in measurably larger quantities than can be achieved through standard and traditional methods, and it is capable of substantially cutting costs with its versatile application possibilities and its replacement of multiple products. The BAM-FX formula can be applied either through the soaking of seeds or direct application at time of planting and foliar treatment of the plant at later stages of development. Further, the benefits to crops are accomplished without the use of additive or subtractive genetic modification techniques and therefore, crops treated with BAM-FX are not categorized as GMOs. As major agricultural markets throughout the world (such as Europe) are concerned about the long-term effects of genetically modified plants and crops that are ingested by humans, we believe that the fact that crops treated with BAM-FX are not categorized as GMOs creates a competitive market advantage and provides a wider potential customer base in these areas.

As noted in the “BAM-FX Trials” section below, in tests with commercial farmers, BAM-FX treated plants have shown higher yields, increased plant resistance to harmful environmental factors and higher quality fruit and vegetables. Trials have shown that applications of BAM-FX to various crops reduces the necessity for multiple applications of other products, which we believe will save agriculture a considerable amount of time and money while creating faster growing, healthier, more robust plants. Additionally, we believe BAM-FX may provide significant value for farmers, growers, and world agriculture through:

•	Faster time to maturity and harvest, with higher farm yields for food crops;
•	Systemic delivery of targeted nutrients and minerals to crops to create more robust plants and more nutritious crops;
•	Ability to increase the nutritional quality of grains and produce, including the potential to engineer nutrition into our food (e.g. bio-fortifying lettuce and grapes with zinc, potassium and calcium); and
•	A reduction of ecologic and other concerns associated with agricultural runoff pollution into water sources; as large amounts of phosphates or nitrates are not used.

Food crops offer the best source of nutrition for humans, since many supporting nutrients require organic carriers and are not normally absorbed by using vitamin and mineral supplements alone. As BAM-FX can be applied to any plant, we anticipate a substantial demand for manufacture and distribution of BAM-FX to support improved crop health and nutrition.

BAM-FX Trials

In 2014, BAM-FX product development and commercialization activities spanned a wide range of studies, in terms of crop plants, test parameters, geographic region, and potential customer base. Early product testing used controlled conditions of indoor facilities to look at BAM-FX impact on seed germination, early seedling growth, and impact to young plants (ZGSI R&D). Later testing progressed to small-scale outdoor test plots, conducted both internally (ZGSI R&D) and in the hands of commercial field application specialists, farm managers and candidate early adopter customers. In total, BAM-FX product testing to date has found that the product provides significant benefits to plant growth and yield, such as rooting activity, plant biomass, maturation time, BRIX (sugar content), and – most importantly – overall crop yield and improved nutrient access by the plant, as demonstrated by the ability to reduce fertilizer application.

Through this body of work, product application parameters have been established sufficiently to engage with candidate early adopter customers, Master Distributors, and key opinion leaders in academia for on-site product evaluation. Essential knowledge gained for a variety of economically important crops includes the following: acceptable BAM-FX concentration ranges and delivery rates, treatment methods, successful integration with a variety of commercial farming practices (e.g. soil application in furrow, drip irrigation, foliar spray, helicopter spray), and a series of evaluation criteria for demonstration of product success. Preliminary internal testing was validated by small-scale field trials using test plots, which found faster plant establishment (increased root growth, stronger plant crowns, greater leaf growth), faster crop maturation, and overall greater yields. BAM-FX also showed the potential to support a reduction in fertilizer application rates, as evidenced by early internal research and later results from two field trials.

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The Company’s research and development staff is led by Christine Bartel, who has a Ph.D. in microbiology and biotechnology and over ten years of biotech and product development experience.

Internal Studies

Seed Germination Studies

A series of experiments tested the impact of BAM-FX on seed germination under normal conditions and under conditions of abiotic (heat) stress. A variety of seeds were soaked in diluted BAM-FX for up to thirty minutes, and then seeds were allowed to germinate in a moist environment. For bush bean, squash, tomato, cantaloupe, and wheat seeds soaked with BAM-FX showed a thicker radicle (early root), greater root hair development and/or greater root branching after 7 - 13 days of growth. Under optimal growing conditions, germination rates for seeds treated with BAM-FX were comparable to or better than control (above, lettuce and sweet corn). Under non-optimal conditions of abiotic stress (overly warm temperatures for a cool season crop) lettuce showed improved germination and viability after a one-time soak with BAM-FX. For seed soaking methods, a maximum of 1 oz/gal dilution rate of BAM-FX was determined to be the upper limit, with higher doses leading to deleterious effects.

This was shown as lettuce seeds germinated better after the seed was soaked with BAM-FX (8 or 9 out of 10 seeds per group), compared to control (4 or 6 out of 10 seeds germinated). After up to 13 days, newly emerged lettuce seedlings from BAM-FX-treated seeds were green with sturdy leaves and better turgor in the young plant tissue (not wilted). In comparison, control seeds that had received a water soak only either failed to germinate or emerging leaves and roots were brown and unhealthy in appearance.

These studies established the fundamental effects of BAM-FX on seed germination, radicle emergence, and early root activity in very young seedlings. The utility of BAM-FX for supporting plant growth warranted further testing, since seed germination and the growth of young seedlings are an extremely vulnerable period of agricultural crop growth. For later yield production, it is vital to support development of robust plant seedlings, even under non-ideal climatic conditions, with abundant root stock and good plant vigor.

Fertilizer Reduction Testing

The ability of BAM-FX to support plant growth with decreased fertilizer application was tested under controlled conditions using corn and sunflower seeds in coir plugs. Study results were consistent with improved plant nutrient status for BAM-FX-treated seedlings. Seeds treated with BAM-FX developed significantly greater roots and root hairs (capillary roots), compared to fertilizer or water-only controls. In comparison, seedlings receiving fertilizer developed much less capillary (tiny hair) roots, possibly creating a dependency on the continuous addition of nutrients. Seeds and plants treated with BAM-FX developed larger root balls and a much higher volume of very tiny (capillary) hair roots, which are the key roots which uptake most of the micronutrients from the soil. The more small capillary roots there are on the plant, the more efficient the plant becomes in micronutrient uptake. See Figure 1. Results of this test were qualitative observations, since the growth media selected for this test did not allow measuring root biomass.

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Figure 1: Photographic comparisons of the root structure between seeds treated with BAM-FX compared to fertilizer or water-only controls.

Also, BAM-FX seedling growth phenology suggested a shift toward greater root production before vegetative growth of leaves commenced, followed by more vigorous leaf growth. Emergence of seedlings from soil had some evidence of delay, however resulting seedlings had greater leaf surface area compared to height for BAM-FX group, compared to control plants receiving NPK fertilizer or water only which were relatively taller with less leaf area. See Figure 2. Follow-up testing examined a range of fertilizer rates in combination with BAM-FX. Optimal BAM-FX concentrations for use appeared to be 0.5 or 1 oz/gal for this study. The most favorable results occurred for BAM-FX with reduced fertilizer at 75% or 50% rate. Plants receiving BAM-FX with full fertilizer rate tended toward less leaf width and overly tall, weaker plants, suggesting overly abundant nutrients for the optimal plant growth habit. The greatest boost in plant growth occurred over the first two weeks after BAM-FX treatment.

Figure 2: Photographic comparisons of the leaf growth between seeds treated with BAM-FX compared to fertilizer controls.

Improved plant nutrient status for BAM-FX-treated seedlings was determined as, through previous study, BAM-FX already had a demonstrated impact on plant root systems, particularly the growth of increased capillary roots (tiny, single-celled root hairs), allowing the plant to extract more micronutrients from the soil and translating to a much improved plant. Improved growth of BAM-FX seedlings is consistent with improved nutrient access from the soil and/or provision of nutrients by BAM-FX, either of which would augment the available nutrients inside of the plant.

In addition to confirming earlier root production results, this set of studies provided the first indication that BAM-FX had the potential to support optimal plant growth with reduced fertilizer application.

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Potato Plant Development Testing

Potato testing was conducted to assess the effects of BAM-FX on the development and maturation of a root crop. Potato plants that received BAM-FX had earlier sprout emergence and greater vegetative growth, as measured by leaf and stem biomass, compared to control. The greatest improvement in vegetative growth occurred for the group that received BAM-FX as both a soil drench and a foliar spray. In this test, BAM-FX was found to accelerate plant development of a starchy root crop, and further testing was warranted to pursue treatment options in the field to avoid phytotoxicity and to capture yield data.

In potato plants, a seed potato is planted with “eyes”, from which stems emerge. Once the stems are above the soil, leaves emerge. Later in the potato plant life cycle at a certain maturity point, lateral shoots, called stolons, emerge from the base of the potato plant. Stolons can turn and grow up to become more stems with leaves or, particularly if located below the soil, form small, baby potatoes in a process called tuber initiation. The early stages of tuber initiation are visible as a very small rounded area near the end of a stolon. In this test, stolon development showed significantly increased growth and potential tuber initiation for BAM-FX treated plants. Stolons were very small or absent on control group plants, and tuber initiation had not occurred. (See Figure 3.)

Figure 3: After allowing a 2-month period of vegetative growth, potato plants were removed from soil, photographed, and stems/leaves retained for a fresh-weight biomass measurement.

LEFT: Potato plants that received BAM-FX had higher biomass for stems and leaves. A double treatment of BAM-FX – soil drench at planting followed by post-emergence foliar spray – was most effective at producing biomass.

RIGHT: Under the soil, plants that received BAM-FX showed greater stolen growth and early tuber initiation. Control plants had minimal to no stolon’s visible, and tuber initiation had not occurred.

Plant Application Limits (Phytotoxicity) Studies

A series of tests were conducted to identify a workable concentration range and feasible application methods or limitations for BAM-FX usage. Tender, young seedlings of multiple plant types were evaluated for the ability to tolerate a range of concentrations, treatment amounts, and application methods of BAM-FX. The test was designed to push the product to failure points, in order to identify a safe range for usage without phytotoxicity or other deleterious effects.

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In this test, BAM-FX application was found to be safe for use at a working concentration of 0.5 oz/gal, delivered as a soil drench, fine mist or heavy foliar spray, and 1.0 oz/gal was safe, as long as contact with plant tissues was avoided. Due to this testing, BAM-FX application in future field tests focused on a maximum working concentration of 0.5 oz/gal for foliar sprays (including drip or spray irrigation) and 1 oz/gal for an initial soil drench or in-furrow treatment at time of planting. Additional testing found that product concentrations should be dramatically reduced for continuous or prolonged exposure to BAM-FX, as in the cases of hydroponics, aquaponics or other pure-systems.

Early Seedling Starts Tests

Starting seedlings from seed represents a substantial potential customer base for BAM-FX, which would benefit from positive impacts on seed germination, root development, and vegetative growth to generate vigorous seedlings. BAM-FX was evaluated for the ability to impact germination, growth or biomass of tomato, broccoli and pepper in a variety of soil types, including commercially available garden soil, potting mix, and potting mix with Miracle Gro.

For all three soil types, BAM-FX-treated broccoli sprouts were the first to emerge. Broccoli showed the clearest advantage with BAM-FX, including failure to germinate without BAM-FX in two of the tested soil types. For the three tested soil types, including broccoli, tomato, and pepper seeds, broccoli sprouts were the first to emerge – only with BAM-FX – on day 2 after planting. The largest tomato and pepper seedlings were observed in the BAM-FX-treated groups for two potting mixes, and pepper seedlings had significantly greater biomass with BAM-FX in an organic garden soil. Although not all soil and plant combinations showed statistically significant differences, this test showed that BAM-FX could have a surprising impact on the germination and growth of young seedlings. Further work was warranted to explore the full life-cycle effect on plants receiving BAM-FX, as well as to gauge commercial seedling company interest in BAM-FX testing.

Produce & Greens in Small Test Plots (Illinois, Iowa, California, Florida, Utah)

A series of outdoor studies were conducted to evaluate the effects of BAM-FX on growth of a variety of agricultural crop plants using various controlled-access test sites (California, Florida, Illinois). Produce crops, including lettuce, tomato, pepper, cabbage, brussels sprouts, and blue kale, as well as one herb crop, basil, were evaluated for the impact of BAM-FX on growth habit, survival, biomass and other visible traits. BAM-FX was delivered as a soil drench and/or foliar spray, and one test site included a comparison with Miracle Gro as a competing control. In general, prior BAM-FX results from laboratory conditions were borne out in these full-season test plots. This series of internally directed test plot studies served a critical need to follow plant growth over a full season following BAM-FX treatment. The work verified safe treatment concentrations for BAM-FX usage on several produce crops and validated results for increased plant productivity in response to BAM-FX.

Commercial / External Studies

Raspberry Field Trials

Two raspberry studies were conducted at commercial grower sites to determine application rates and to assess the impact of BAM-FX on raspberry plants during early season vegetative growth stage and during blooming and fruit production. Studies were conducted at commercial sites, and BAM-FX was integrated into the commercial product application regimens (e.g. by drip irrigation). Farm management noted that raspberry plant growth was visibly increased after BAM-FX foliar spray, as evidenced by greater early season row closure, compared to control using standard farm practices. Raspberry plants were grown in rows with adequate room for worker use, even as the plants become larger during the growing season and begin to “close” the gap between rows. Although it was difficult to capture an accurate measurement of individual raspberry plant size, due to overlapping stems (dense planting rows are used for commercial production), it was observed that the row gap between raspberry plants receiving BAM-FX was much smaller than for the control group receiving standard treatment for the farm. This means that the tall raspberry plants treated with BAM-FX had more vegetative growth of new stems and leaves to develop larger plants. Due to greater growth, the rows of BAM treated plants started to lean in towards each other thus closing the walking space rows between them, in comparison to control.

Later season yield increases at this test site showed a cumulative yield increase for the season of ~150 crates/acre with a significant estimated ROI for the grower. A second test site found an estimated 16.9% yield increase in Total Marketable Fruits for BAM-FX vs control, or 9.9% for adding BAM-FX to their standard program. BRIX levels, a measure of sugar content, also exceeded 10.00 on average for the BAM-FX fruit on 7 pick days; control fruit BRIX score average remained below 10.

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Overall, the raspberry field trials validated BAM-FX usage for yield improvements and also found an effect on BRIX levels. Product usage rates also were confirmed in this field test, including BAM-FX application integration into the standard practices at two commercial farms.

Commercial Strawberry Field Trials (California)

Two field trials were conducted at commercial grower sites to determine application rates and to assess the impact of BAM-FX on strawberry plants during early season vegetative growth stage and during blooming and fruit production. Particular attention was paid to rooting activity, since strawberry plants are transplanted bare root, and early establishment is important for not only productivity, but also for physically holding the small plants in the loose soil of these California sites.

The first field trial established safe application rates using spray and/or drip irrigation. Early testing showed signs of phytotoxicity (damaging, toxic effects on a plant, which may include yellowing of plant tissue, wilting, visibly damaged plant tissue in the form of holes, spots, lesions or other dying tissue) due to over-treatment, however plants recovered with fresh vegetative growth and went on to fruit. The study was repeated with acceptable BAM-FX application rates, and positive results were achieved for plant establishment – root growth was increased, crown junctions between roots and stems/leaves were thicker, and plants generated more leaves, sooner with BAM-FX treatment. Strawberry plants receiving BAM-FX developed visibly more root mass, thus anchoring them better in the soil (which, in this area, is important due to the wind from the ocean which tends to rip up and blow away plants that lack solid roots). Plant junction (crowns) that run from the root system to the flowers were also thicker for BAM-FX group, enabling the plant to carry more weight from fruit development. With BAM-FX, strawberry plants developed more flower bud clusters than control group.

Strawberry plants receiving BAM-FX had increased early growth, with an average of 6 crowns/plant, compared to 4 crowns/plant for control (a 50% increase). The number of crowns leads directly to blooming and fruit production. BAM-FX product evaluation continues at these test sites, expanding to larger acre plots for the next season.

Spinach Field Trials

A field trial at a commercial spinach grower site was conducted to test the ability of BAM-FX to support increased crop yield with reduced fertilizer usage, while also verifying safe and effective application rates for BAM-FX. BAM-FX was applied at time of planting and as a series of foliar sprays. From the first week, spinach that received BAM-FX had longer, thicker roots, and larger leaves (see Figure 4). Biomass was increased, despite a reduction in fertilizer application for the BAM-FX test rows (ranged from 17-34% reduction, depending on fertilizer application/timing). The spinach roots were visibly greater in length and width with BAM-FX, thus enabling the plant above ground to develop bigger stalks and leaves. Plant biomass was captured qualitatively by randomly sampling spinach plants from treated and control groups, with BAM-FX plants being consistently larger in size, with bigger root systems and a stronger (larger/thicker) root to stem junction at the base of the plant. The size advantage of spinach plants that received BAM-FX was such that treated test rows appeared to be more mature plants to a neutral third-party (neighboring farm manager). For spinach, additional biomass results in more spinach per acre harvested as the crop is the whole plant.

The spinach field trial also aimed to test cadmium uptake in the plants for BAM-FX-treated vs control groups, since the farm was located in a high-cadmium area (Monterey County, CA). Results were inconclusive, and further testing is required to determine any effect.

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Figure 4: Spinach growth improved with BAM-FX using reduced fertilizer, compared to 100% fertilizer control. Spinach receiving BAM-FX showed greater root growth and thickness, stronger leaf-root junction at crowns, and increased leaf production, despite reduced fertilizer application compared to control. For BAM-FX test rows, fertilizer rates were reduced as follows: 17% reduction for Pre-plant 3.5-12-14, 25% reduction for Transplant 9-9-3-1% S, 33% reduction for two CAN-17 applications. Control group received full (100%) standard fertilization.

The spinach trial identified BAM-FX benefits of treatment for an important, short-season crop that is planted repeatedly during the year. BAM-FX had a positive effect on plant biomass and crop yield, even with the reduction in fertilizer rates. BAM-FX ability to impact yield while allowing economic and environmental savings through fertilizer reduction – and presumably improved nutrient usage by the plants – is the subject of upcoming grant proposals for BAM-FX agricultural applications in the UK and US.

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Qualitative and Quantitative Information on the BAM-FX Tests

Internal Studies

	Conducted By:	Funded by:	Sample Size / Details	Quality Controls	Independently Verified or Replicated?	Additional Information on Results
Seed Germination Studies	ZGSI Research Staff	ZGSI	10 per each seed type and growth condition.	Control group used which received water only. Good laboratory practices (“GLP”) were used.	The studies’ germination results were verified in California produce test plots for basil, blue kale and broccoli. Replicated at least twice for each seed type and growth condition.	The sample size prevented to ability to find a statistically significant differences, the studies relied on qualitative observations.
Fertilizer Reduction Testing
i. Corn / Sunflowers	ZGSI Research Staff	ZGSI	sample size of seeds germinated in approximately 72-84 coir (coconut fiber) plugs in planting trays	negative control group received water only, positive control group received fertilizer. GLP quality standards.	Independent verification of results not completed at this time.	statistics not calculated due to variability in germination rates (time of germination affects overall plant size), however plant height vs leaf width were graphed, and slope of linear trendline used to compare between BAM-FX and control (water or fertilizer) samples
ii. Spinach Test Plots	Great Crops, Inc. – Agronomist, California Certified Crop Advisor with direction of ZGSI Research Staff	ZGSI	test plot area reserved on farm (<1 acre), general progression of field growth noted, and 3-5 plants sampled for observation of root, crown and leaf/stem growth	control group received standard fertilization regimen for leafy greens at this farm alongside production plants, testing coordinated with farming staff	Independent verification of results not completed at this time.	qualitative observations for plant growth and yield (relative size) were collected and showed differences, quantitative measurements are not available at this time

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iii. Feed corn test plots	Trauger Farms – Iowa corn farm owner/operator, under direction of ZGSI Research Staff	ZGSI	n = 10, from 17 foot test areas, in triplicate	Each group (test or control) performed in triplicate, randomized block design, located > 20 feet from edge of planted field area. Controls received fertilizer only.	Independent verification of results not completed at this time.	sample size of n = 10, from 17 foot test areas, in triplicate
Potato Plant Development Testing	ZGSI Research Staff	ZGSI	4 plants	GLP used. Randomized plant placement. Control group received water only.	Independent verification of results (partial) by J. Vanderford (Utah State University, potato farm owner/operator). Potato rows that received BAM-FX yielded 115 lbs, compared to fertilizer only control (90 lbs) or water only control (70 lbs). Only BAM-FX-treated plants grew large potatoes weighing 1 lb or more each.	Statistically significant difference for stolon counts and for biomass of leaves + stems of BAM-FX compared to control group.
Plant Application Limits (Phytotoxicity) Studies	ZGSI Research Staff	ZGSI	12 plants	GLP used. Control group received water only.	Three soil types tested in one trial.	Statistical significance for biomass increase with BAM-FX achieved for sweet pepper, and broccoli germination improved significantly with BAM-FX for two soil types (11 or 12 out of 12 germinated with BAM-FX by day 4, compared to 0 out of 12 for water control).
Produce & Greens in Small Test Plots (Illinois, Iowa, California, Florida, Utah)						Independent verification of results completed as follows:
i. Illinois produce test	Local garden owner with oversight by ZGSI Research Staff	ZGSI	8 plants	Results not directly replicated, however there is extensive overlap between treatments with BAM-FX as foliar spray or soil drench in test plots and the observed plant responses in terms of root growth and plant productivity.	Positive and negative controls included (miraclegro and water, respectively)	Cabbage with California grower, tomato with Agribiotech
ii .Iowa corn grown for ethanol	Trauger Farms – Iowa corn farm owner/operator, under direction of ZGSI Research Staff. Final harvest by ZGSI Research Staff.	ZGSI	10 17 foot test areas, in triplicate	Same as above.	Plants grown amongst currently farmed field corn using standard planting methods and equipment. Test row areas marked with colored stakes, measured plants painted at base, final harvest conducted by zgsi r&d. Each group (test or control) performed in triplicate, randomized block design, located > 20 feet from edge of planted field area. Controls received fertilizer only.	Corn yield with agribiotech,

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iii. California produce	Contract PhD scientist (biogeochemist) with oversight by ZGSI Research Staff	ZGSI	80 seeds	Same as above.	Triplicate test plots with appropriate controls.	Broccoli with agribiotech
iv. Florida tomato study	Contracted research to Tropical Research and Education Center, Homestead, FL; site routinely conducts agricultural product evaluation in field test plots	ZGSI	For plant measurements, insect and disease sampling, sample size of n = 5, from four replicate test rows	Same as above.	Four replicate test rows in randomized block design, control group received fertilizer only. For nutrient analyses samples pooled for each group before analysis.	Tomato with agribiotech
v. Utah potato test	J. Vanderford (Utah State University, potato farm owner/operator)	ZGSI	Garden plot rows planted for comparison. Exact number of plants is unknown.	Same as above.	Control rows included (positive control with fertilizer only, negative control of water only)	These results are a partial verification of internal potato test results. This set of results not independently verified at this time: a field test in Utah (at a commercial potato farm) lost the data for which rows were treated or control group).

External Studies

	Conducted By:	Funded by:	Sample Size / Details	Quality Controls	Independently Verified or Replicated?	Additional Information on Results
Raspberry Field Trials	Two trials conducted by Great Crops, Inc. with direction of ZGSI Research Staff	ZGSI	Sample size = raspberry row in 0.0019 acre area, repeated at three test stations.	Field trial conducted on commercial farming site, in coordination with farm staff and fruit picking crews. Test rows marked with flags, and CA Certified Crop Advisor regularly available on-site to monitor plants, perform treatments, and verify the quarantine of pick baskets for yield calculations. Trial included standard (conventional) method control.

Both of two raspberry field trials found yield increases with BAM-FX. Exact protocol details varied in keeping with conventional farming practices for each farm.

Independent verification of results via two trials were conducted at two different grower farms. Plant responses to BAM-FX, crop yield and BRIX measurements confirmed by farm manager and/or owner/operator.

Statistical significance for yield differences and/or BRIX (a measure of sweetness) was achieved on several pick days. Overall total (sum) yield of test rows with BAM-FX was greater than control for both field trials.

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Strawberry Field Trials	Two trials conducted by Great Crops, Inc. with direction of ZGSI Research Staff	ZGSI	28 plants per treatment, in 3 replicates of 53 square feet.	Field trial conducted on commercial farming site, in coordination with farm staff and fruit picking crews. Test rows marked with flags, and CA Certified Crop Advisor regularly available on-site to monitor plants, perform treatments, and verify the quarantine of pick baskets for yield calculations. Trial included standard (conventional) method control.	Two strawberry field trials were conducted that found positive plant responses to BAM-FX.	Overall total (sum) yield of test rows with BAM-FX was greater than control for both field trials. Statistical significance not achieved (not calculated), due to 1) variability in sampling method at farm site 1, and 2) extensive pest infestation at farm site 2 (Lygus bug, a pest which causes malformed fruit, and resulted in approximately 80% discard rate for the crop).
Spinach Field Trials	Two trials conducted by Great Crops, Inc. with direction of ZGSI Research Staff	ZGSI	Sample size of 3-5 randomly selected plants out of two, 2.5 acre test areas (1 acre total test, divided between BAM-FX treated and control).	Field trial conducted on commercial farming site, in coordination with farm staff and fruit picking crews. Test rows marked with flags, and CA Certified Crop Advisor regularly available on-site to monitor plants, perform treatments, and verify the quarantine of pick baskets for yield calculations. Trial included standard (conventional) method control.	Plant responses to BAM-FX including root and leaf growth after planting, plant size, overall field maturity, and visible quality were confirmed by farm manager and/or owner/operator.	Observed plant growth and estimated yield of test rows with BAM-FX were greater than control for both field plots. Statistical differences not calculated, since only two test plots per treatment group.

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DIRECTED SELECTION

Directed Selection is a proprietary technological method designed to use the unique conditions of near-zero gravity in low earth orbit to create plants and animal cells that have beneficial traits that we believe would have value to society. This technology predicts that plant and animal stem cells exposed to prolonged microgravity in space can be endowed with new characteristics.

Life on Earth has always developed within the confines of gravity. About 50% of the energy expended by terrestrial-bound plants is dedicated to structural support in order to overcome gravity. By removing gravity from the equation, plant cells in a weightless environment have an excess of energy. This relatively benign environmental change causes the plant to engage its survival mechanisms, thereby enabling differential gene expression. The plant is able to adapt quickly to changing environments or disease causing organisms, stressors that we introduce artificially while the plant is in microgravity, thereby directing gene expression. This indicates that we can produce new varieties of plants, with required new attributes, faster than traditional methods.

All aspects of our Directed Selection technology must be conducted in a long-term microgravity environment, currently only available in space. We partnered with the University of Florida to conduct the initial experiments in order to validate the efficacy of this technology in space. Preliminary results showed that the Directed Selection technology was able to identify frost resistance capabilities in the Jatropha Curcas plant. This type of capability could allow cultivation in areas previously impossible.

The Company is using the Directed Selection platform technology to create more robust plant varieties adapted toward desirable characteristics. Our Directed Selection research aims to produce new varieties of proprietary, patentable stem cells for plants with desirable traits like the ability to better survive environmental challenges (i.e. temperature or climate change) or to resist disease. Adaptive changes in the plant will be accomplished without the need for additive or subtractive genetic engineering, thus eliminating public concerns about GMOs. The plant still uses the capabilities that are a natural part of its genetic potential, through altered gene expression that enables adaptation toward valuable traits.

A key part of our ongoing operations is the expansion of these patents to cover additional crops, animals and humans, and the specific methods and tools that are developed from our R&D. The Company possesses patents applications that contain claims covering biological processes in microgravity, including the growth of cellular plant and animal tissues in orbit, the 3-dimensional growth of biologics on-orbit, the enhanced gene expression of biologics in extended microgravity, stem cell replication and related processes.

The second part of the Directed Selection technology pertains to the mass replication or propagation of stem cells in space, something that can be done on Earth but at much slower rates than in space. Although stem cells can be produced on Earth, current methods are inadequate to create large quantities of healthy cells in short periods of time. Our technology would allow for the increased production of healthy stem cells. Tests which occurred over six missions that we have taken to space have provided initial proof-of-concept that the Directed Selection technology allows stem cells to replicate en masse. We believe it will eventually allow us to produce large quantities of undifferentiated pluripotent stem cells in the same environment for commercial sale to third parties.

Directed Selection Research

A series of space microgravity experiments were executed by means of six Shuttle flights to the ISS spanning from 2007 through 2011, linked to and supported by the NASA Space Act Agreement entered into by ZGSI’s founder, Mr. John Wayne Kennedy. While the Space Act Agreement with Mr. Kennedy has expired, the Company is currently in negotiations of a new Space Act Agreement with NASA on terms relevant to the Company’s current research needs. While we do believe that we will be able to come to mutually agreeable terms with NASA for a new Space Act Agreement, there can be no assurance that we will be able to come to an agreement or that any agreement will be on favorable terms to the Company. Tests of chemical compounds, plant cells, and mammalian stem cells in microgravity were conducted in conjunction with the USDA, Agricultural Research Service Labs (Beltsville, MD) and the Tropical Research and Education Center (TREC), a division of the University of Florida.

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Proof Of Concept Plant Research To Develop Jatropha Biofuel Strains.

The ZGSI space research program in-part focused on directed selection of traits in plants, using microgravity. Initial research focused on in vitro cell culture methods for plants of interest for biofuels or valuable ornamentals. The tropical and sub-tropical plant, Jatropha curcas (physic nut), produces an easily purified biodiesel or jet fuel, but Jatropha is intolerant of frost and subject to diseases like root rot, leaf spot, and rust. A Jatropha cultivar with a broader climate range, improved frost tolerance, and greater disease resistance, would be a valuable improvement to biofuel production. A parallel study of ornamentals tested an endangered orchid species, two types of tropical flowering tree, and a common plant model organism (Figure 5). Research encompassed a series of five flights, from 2007 through 2011, and was completed by Dr. Wagner Vendrame at TREC. Research support was provided by NASA, BioServe Space Technologies, The Vecellio Group, and Vecenergy Corporation.

Figure 5. Plant species selected for early microgravity research. A) Endangered orchid Encyclia plicata, B) tropical flowering tree Caesalpinia pulcherrima, C) tropical flowering tree Tabebuia aurea, D) plant biology model organism Arabidopsis thaliana.

Plant cells from test species were grown in microgravity aboard the ISS and returned to ground for follow-up testing. The series of experiments produced several important results. First, the research team discovered the means to produce and propagate plant stem cells using microgravity. Second, methods were developed to out-grow plants from microgravity stem cells. Plant cells in microgravity were able to form pro-embryonic masses, which would enable quick regeneration of clonal plant material, in order to grow new, whole plants. Plant cells also had increased growth, and cell cultures acquired a high stress tolerance in microgravity, based upon the ability to recover viable cells after long-term (290 days) culture under very limited nutrient conditions. As predicted, plant cells grown in microgravity acquired different growth characteristics and differential gene expression, compared to growth in normal gravity conditions. Currently, proprietary Jatropha strains are in keeping at TREC.

Mammalian Stem Cell Research In Space

Mammalian stem cell research offers an immeasurable promise for human health, through potential means of disease treatment or cure and for tissue or organ regeneration or repair. ZGSI scientists and collaborators recognized this valuable application of space research early on, in 2008, and used the STS-126 flight mission to attempt to grow porcine liver stem cells (PICM-19) in microgravity (1). The experiment verified that mammalian stem cells would propagate, differentiate, and even form biliary liver structures in microgravity. Cell viability was maintained and cell activity assays indicated that cells maintained hepatocyte detoxification function over the test period. An early stem cell experiment, the PICM-19 work was an essential first step toward using microgravity to mass-propagate human differentiated or undifferentiated stem cells, to accomplish a myriad of research goals.

Timeline and Plan of Operations

The Company’s plan of operations for the upcoming twelve months are related to the Company’s corporate activities related to becoming a fully-reporting company, BAM Inc.’s BAM-FX product roll-out, and product research and development conducted through ZGLS. While we believe we can reach the following goals, we cannot guarantee we will be successful. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. There can be no guarantee that we will be able to obtain the necessary levels of profitability or fundraising needed to remain operational on a long-term basis. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. We will need to generate significant revenues to achieve profitability and we may never do so.

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Zero Gravity Solutions, Inc.’s Projected 2015 Operational Timeline

Zero Gravity Solutions, Inc.

During the upcoming year, the Company is focused on becoming and administrating a fully reporting, Sarbanes-Oxley compliant company. We are significantly upgrading the Company’s IT infrastructure to handle our expanding business activities. We expect this upgrade to be in place by February 2015 and we currently estimate this cost to be approximately $10,000. Further, we provide marketing, administrative, and various support services to our operating subsidiaries. The Company’s fundraising activities will be governed by the sales and revenues generated by the BAM-FX product lines during the year. Management is currently assessing numerous financing options, however, the Company believes that it will have to raise an additional $2,000,000 to fund our operations through the end of 2015.

BAM Agricultural Solutions, Inc.

BAM Inc.’s specific focus now through the end of 2015 is to utilize its financial and human resources to execute the full roll-out of and sale of BAM-FX to agricultural markets and the generation of revenue as early in the year as possible. We are now hiring and training the experienced agricultural personnel required to introduce and sell BAM-FX to growers, end-users and distributors in their respective markets. There are minimal up-front costs as these staff consist of mostly independent contractors working on commission.

In addition, we are implementing the full-scale start-up of our principal manufacturing facility located in Okeechobee, Florida, which will have the capacity to fulfill anticipated demand. We expect this facility to be at full capacity in March 2015 and the costs of the this process to be approximately is $150,000. Finally, we currently project that that revenues of BAM-FX will be sufficient to cover the Company’s expenses by September 2015. However, these projections are only initial estimates and actual revenues may vary greatly from these estimates.

Zero Gravity Life Sciences, Inc.

ZGLS is executing a multi-track research and development program relating to specific research and development on BAM-FX, both for our space program and for developing and testing multiple new BAM-FX-based formulations as part of a process of developing various formulations for specific crops and varying geographic soils and weather conditions.

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ZGLS is implementing a program to identify and compete for significant grants available for agriculture as well as specific crops and food sustainability, both at the federal and state level. Further ZGLS intends to continue to strengthen its relationships with various space agencies and space grant related opportunities. We hope to have a new Space Act Agreement in place by the end of March 2015. However, there can be no assurance that we will be able to come to an agreement or that any agreement will be on favorable terms to the Company.

Strategy for Growth

BAM Agricultural Solutions, Inc.

The Company’s subsidiary, BAM Inc., has been executing the commercial roll out plan for BAM-FX into the world’s agricultural markets. Following a year of initial product testing with several universities, end product users and laboratory work, the product has now been licensed and approved for sale in ten US states: Utah, Idaho, Iowa, Maryland, Delaware, Nevada, Arizona, Californian, Texas, and Florida. We expect to receive approval in Georgia in the near future as well. Additionally, the Company has focused on building a solid foundation, addressing regulatory and compliance issues while developing “BAM Field Teams” in targeted geographic areas. As of the date of this Registration Statement, the Company has received initial commercial orders from end users (growers) and distributors, which have been manufactured, invoiced and shipped. As of January 22, 2015, the Company has received orders for 1,220 gallons of its BAM-FX product, totaling $126,760 in sales.

The Company is currently establishing a master dealer, distributor and manufacturer’s representative organization to support sales and service of its customers. The Company’s strategic growth plans include growing the Company organically through product sales, strategic partnerships, licensing and joint ventures. BAM-FX is initially focusing sales, marketing and distributor acquisition activities in those states where we have satisfied the regulatory requirements for sales and whose climate allows for year round agricultural production.

Additionally, we have identified several crops, based upon our testing, where BAM-FX has shown a significant increase in yield, quality and nutritional value. Such crops include strawberries, raspberries, alfalfa, spinach (leafy vegetables) and tomatoes, among others. We further track the amount of acreage dedicated to a specific crop in order to prioritize our marketing and sales efforts.

Zero Gravity Life Sciences, Inc.

ZGLS’s short to mid-term plans includes the utilization of NASA, European, Russian and Japanese space agencies relationships to focus research on BAM-FX as it relates to our space program applications, as well as to engage in research based upon the Company’s zero/micro gravity intellectual property leading toward the development and patenting of unique stem cells developed on the ISS. These patentable plant stem cell lines could lead to new global food cash crops such as rice that can grow in salt water or in drought conditions. ZGLS will also be heavily engaged in the human regenerative medical field developing cell growth types and capabilities not possible on the ground. This subsidiary will continue to use the physics of zero gravity, as exists on the ISS, to continue to perform research that is not possible on Earth. We believe this may lead to positive commercial outcomes.

ZGLS is also continuing ground-based research on a pipeline of additional derivative BAM-FX products utilizing other minerals and micronutrients other than our original Copper-Zinc compound. The Company intends to build a family of “BAM” related products for different crops, soil conditions and nutritional outcomes.

Zero Gravity Solutions, Ltd.

ZGS UK is actively involved in ongoing field and lab trials of BAM-FX with premier private and government research establishments. ZGS UK is also involved in engaging lead distributors for BAM-FX throughout the EU, the largest agriculture market in the world. ZGS UK is enhancing our dealings and relationships with the European and UK Space Agencies who are both actively increasing their budgets substantially for commercial space projects. Substantial funded R&D projects and the grants associated with them are actively being pursued and are in final stages of consideration. Our UK subsidiary is enabling our partnership with the Gates Foundation funded International Institute for Tropical Agriculture (IITA) in Africa for testing of BAM-FX.

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Sales and Distribution Strategy

The Company is implementing sales, marketing and distribution strategies in the United States and in selected global markets that can ensure effective market penetration, sales and customer support through a network of selected, well qualified and highly respected Master Dealers (“MD”). Each MD will be considered “thought leaders” in the agricultural industry, have an existing customer base and have the capabilities and infrastructure to provide BAM-FX blending, packaging, distribution and customer support. Currently, MDs are operating through terms of individual purchase orders for product. Strategic determinations regarding the implementation of long-term agreements are currently being considered and negotiated. The following are the first two MDs with whom we have initiated our business relationships:

Nature Based Technologies, LLC

Nature Based Technologies LLC (“NBT”) is located in Atascadero, CA in the heart of California’s San Joaquin and Salinas Valley’s. NBT is dedicated to producing high quality products and custom blends of fertilizers and soil amendments for the agriculture industry.

NBT is owned and operated by Mr. Curtis Gill, a well-known name and thought leader in California’s agriculture industry. The Gills family founded Gills Onions in 1983 and is one of the nation’s largest, family-owned onion growers and operates one of the largest, fresh-cut onion processing plants in the world. Gills Onions, renowned for the highest quality fresh onion products in the market today, are found in everything from salsa to spaghetti sauce to fast food chains and are available nationally to consumers in the fresh produce section of their supermarkets.

BAM Inc. is working with NBT to establish its MD operations. NBT has conducted successful field trials on a variety of agricultural products and the results have demonstrated (i) increased crop yields (ii) shorter flowering times (iii) longer periods of sustained harvest / fruit production (iv) higher BRIX or sugar content in fruit (v) enhanced root growth and better stand establishment, and (vi) higher quality fruit resulting in less culls or Discards.

Following these successful field trials NBT has placed an initial $100,000 order of BAM-FX and is engaging in the sales of BAM-FX to its client base in California. Marketing and sales support is being provided BAM Inc. and a 2015 Strategic Plan is being co-developed between the two organizations for sales, marketing and customer support.

The Company expects sales will escalate appreciably during 2015 with market penetration in crops such as alfalfa, wine/table grapes, onions, strawberries, raspberries and leafy greens such as spinach.

AgriBioTech México, S.A. de C.V

AgriBioTech México (“ABT”) has been selected as a MD to service Mexico, Guatemala and Central America. ABT is a multi-generational Agriculture Services Company with its headquarters located in Torreón, Coahuila, Mexico. ABT offers high quality seeds and specialized technical assistance to its agricultural customers. Among its seed offerings, ABT supplies alfalfa, corn/maize, sorghum, grasses and oats to its customers while also providing fertilizers and soil amendment products.

ABT has engaged in BAM-FX field trials of alfalfa, cantaloupes/melons, strawberries, cauliflower, peppers, tomatoes, garlic and asparagus with very positive and beneficial results. BAM Inc. has been working with ABT to provide collateral marketing materials and creating presentations for ABT customers. BAM Inc. recently developed a joint-marketing and presentation for ABT alfalfa growers scheduled for the Alfalfa and Forage Trade Show in December 2014 and will engage in a joint presentation for 12 of the largest sugarcane (and other crop) growers from Guatemala and Central America in January 2015.

The principals of ABT and BAM Inc. management are developing a 2015 strategic plan to outline promotional activities, sales and marketing, order volumes and delivery dates. The Company anticipates that ABT will place its first major order for BAM-FX in January 2015.

In addition to the establishment of MD with NBT and ABT, the Company is aggressively developing additional MD and sales opportunities in states where the Company has been approved for sales. During December 2014, the Company commenced the process of instituting field trials of BAM-FX in Chile and is in discussions with other organizations desiring to develop MD relationships in other, selected countries.

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Intellectual Property

We have made protection of our intellectual property a strategic priority. We rely on a combination of patent applications, trademark, trade secret and other intellectual property laws to protect our proprietary rights.

Patent Applications

We are the owners of several patents currently in the application process that form an important part of our immediate and future business plans. We have been assigned the rights to these patent applications through agreements with our Director, John W. Kennedy.

We are the assignee of a portfolio of patent applications that pertain to the second-generation bioavailable mineral compositions (“BAM-FX”). The BAM-FX composition is highly useful as a nutrient additive that enhances a plant’s immune system, may fortify against disease and promotes growth. The basis of which is the ability of the ionized ligand system to deliver selected minerals into a plant or other complex organism systemically at the cellular level. Our first field trials have utilized the primary ligand formulation of copper and zinc to deliver those molecules into several crops in both the laboratory and at large in the field. These crops have included strawberries, raspberries, corn, potatoes, tomatoes and others crops in a variety of locations. There is a pending patent application in the United States and an international patent application filed with the World Intellectual Property Organization. If the U.S. application is granted, the resulting patent will expire on January 15, 2024. If the foreign applications are granted, the resulting patents will expire on May 29, 2034.

We are also the assignee of a patent application that pertains to the use of an artificial Superoxide Dismutase (“SOD”) compositions for the treatment of several plant and animal diseases, including amyotrophic lateral sclerosis (also known as ALS disease). Superoxide is naturally produced by plants and animals, including humans, and its production is accelerated in times of trauma or stress. SOD is produced by the cells to counteract the effects of an over-production of superoxide. Adequate amounts of SOD may increase life-span in humans and may be capable of remediating (and saving) severely stressed plants. This patent application discusses an artificial SOD that can be easily applied and used for treating over-production of superoxide, particularly ALS and other neural disorders. The artificial SOD at issue here is less expensive to manufacture than other artificial SODs and has a significantly lighter molecular weight. Animal and human studies of the SOD are being discussed on an ongoing basis with NASA and academic entities. If the U.S. application is granted, the resulting patent will expire on January 15, 2024. The plant and space radiation applications of the patent applications are being assigned to ZGSI exclusively from Mr. John Wayne Kennedy for specialized testing and research.

ZGSI is the exclusive assignee of a patent application directed to the replication of stems cells in a weightless environment. This patent application contains claims covering biological processes in microgravity, including the growth of cellular plant and animal tissues on-orbit, the three-dimensional growth of biologics on-orbit, enhanced gene expression of biologics in extended microgravity, stem cell replication and related processes. The technology accelerates the evolution of organisms, particularly plants, to adapt the organism to thrive in a hostile environment including cold and/or arid climates. Plants adapted using the technology show increased tolerance for the selected hostile environment relative to traditional plants. Specific applications include the development of food crops that are tolerant of cold climates (e.g. frost resistant crops) and arid environments (drought resistant crops). A key part of our ongoing operations is the expansion of this technology to cover additional crops, animals and eventually humans, and the specific methodologies and tools that are developed from our R&D. If granted, the patent will likely expire in November 2026 plus any applicable term adjustment. It is therefore a part of our technology that holds much promise and, from a commercial standpoint, is in the medium to longer term plans of the Company.

Trade Secrets

Parts of our stable of intellectual property resides in trade secrets pertaining to the manufacturing of several of the materials mentioned in this document. In particular, BAM-FX and its derivatives are made in a complex and very specific process utilizing purpose-built equipment. These manufacturing processes are a separate technology, distinct from the patent applications, and remain highly secure and confidential. Reverse engineering of a product is always possible given enough resources to the task at hand. However attempting to manufacture BAM-FX without the correct purpose-built equipment requisite to the task can result in a runaway exothermic reaction that can have very dangerous consequences. We believe that the experience that we have honed over several years of manufacturing these products gives us a substantial competitive edge over any potential newcomers.

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Trademarks

In 2014, we filed trademark applications to protect “BAM-FX” and “Unlocking Nutrition for the World” which are currently pending. We also hold a number of other common law trademarks which we may register in the future.

Strategic Relationships

1.	UC Davis, Department of Land, Air & Water Resources: The Company is currently conducting field trials of BAM-FX initially with walnut trees in conjunction with the Department of Land, Air & Water Resources at the University of California, Davis.

2.	In April 2014, a Memorandum of Understanding (“MoU”) was signed between ZGS UK and the International Institute of Tropical Agriculture (“IITA”). The IITA is an African international not-for-profit research organization organized in 1967. It is considered one of the world's leading research partners in finding solutions for hunger, malnutrition, and poverty. Their research and development addresses the development needs of tropical countries by working with partners to enhance crop quality and productivity, reduce producer and consumer risks, and generate wealth from agriculture. Notable investors in the organization include the Bill & Melinda Gates Foundation, the Rockefeller Foundation, the World Bank and the United States Agency for International Development (“USAID”). We believe that this relationship could lead to significant business opportunities as we execute our business plan.

The MoU summarizes IITA and ZGS UK’s present vision of collaboration between the parties and is intended to facilitate discussions regarding key objectives to be described in a future agreements. No financial commitment is detailed under the MoU, but the parties agree to encourage the existing exchange of scientific information, research, and personnel between the parties, and the development of specific cooperative programs and projects, from which any publications would give credit to the contributions of parties, among other items. The MoU was dated April 17, 2014 and continues for a term of five years.

3.	NASA – The Company, through its relationship with John Wayne Kennedy, was a party to a Space Act Agreement (“SAA”) between Mr. JW Kennedy’s wholly owned entity, Zero Gravity, Inc., and NASA Ames Research Center (“ARC”) that recently expired, and is currently in negotiation of a new SAA between ARC and the Company, updated for the Company’s current research needs. These SAAs are of importance to both supporting NASA’s missions and to the business of ZGSI. The goals of this partnership are as follows:

a.	Establish the physiological basis for the action of BAM-FX on plant performance and to evaluate the potential utility to commercial agriculture, space biology, and to study the effects on plant growth in sealed Advanced Life Support Incubators at NASA ARC. In addition, on orbit research will be conducted aboard the ISS for controlled tests in microgravity;
b.	Investigations will be conducted to learn how ingested ZGSI’s BAM-FX treated bio-fortified crops and Zn/Cu skin salve cream may serve as immune system boosting and antioxidant counter measures for inhibiting space radiation induced cancers;
c.	Small satellite plant growth experiments will be jointly developed to investigate the effects that the Company’s ZGSI products have on enhancing seedling germination and plant growth on the moon; and
d.	ZGSI will conduct ground and space experiments using for its Directed Selection technology. This partnership will study the potential resulting changes in the cell lines and any resulting new unique plant cultivars.

The Company expects to be the primary party to the new SAA. While we do believe that we will be able to come to mutually agreeable terms with NASA for a new SAA, there can be no assurance that we will be able to come to an agreement or that any agreement will be on favorable terms to the Company.

4.	Intrinsyx Technologies Corporation (“Intrinsyx”) is an engineering and information technology services company that has delivered innovative, high-performance IT solutions for space systems and payloads to NASA for over 11 years. Intrinsyx is important collaborator in our third-party funded field trials of our BAM-FX formulation. They will also liaise locally with NASA in order to support our continued access to NASA-funded research and development on the ISS.

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5.	The Tropical Research and Education Center of the University of Florida Institute of Food and Agricultural Sciences located in Homestead (“IFAS/TREC”) has conducted field trials on BAM-FX on multiple crops. TREC was the primary investigator during five trails of our Directed Selection technology on flights to the ISS.

6.	The Center for the Advancement of Science in Space (“CASIS”) is the new NGO responsible for the management of the United States’ portion of the ISS, which has been designated as a national laboratory. CASIS’ mandate from Congress is to commercialize and fully utilize the unique capabilities of the ISS. The Company is currently negotiating two forms of agreement with CASIS. The non-funded agreement provides the Company laboratory space, transport to and from the ISS, access to all modules of the ISS and astronaut time. These services would be provided to ZGSI free of charge. The funded agreement would provide all services of the non-funded agreement and in addition, will provide specific non-dilutive financing on a project-by-project basis.

7.	Utah State University – In mid-2014, ZGSI and Utah State University/Space Dynamics Laboratory (“USU”) formed a research and development partnership to test and evaluate the ground-based and space-based application of BAM-FX on a variety of high value agricultural crops. The ground-based investigations are being conducted in the USU greenhouse and field laboratories by faculty and staff from the USU Department of Plants, Soils and Climate. The space-based investigations will involve key researchers and facilities from SDL and will be conducted on planned space flights (2015 and 2016) to the ISS.

8.	AgriBioTech México and Nature Based Technologies LLC – The relationships between our two current master-dealers are described above.

Government Regulations

While the BAM-FX product is different than most fertilizers available, we believe that most state regulatory agencies will require us to register as a fertilizer. The BAM-FX product has recently been registered and issued a license as a liquid fertilizer by the State of California. It is also currently completing registration as an organic fertilizer within the State of California. California is considered one of the most difficult states to gain such registration, and may establish strong precedent for other states to allow such registration of BAM-FX’s product. The Company does not make any claims that BAM-FX is a fungicide, bactericide or pesticide, including the related patent applications, thus alleviating most regulatory oversight. All ingredients in the formulation are categorized as Generally Regarded as Safe (“GRAS”) by the United States Food and Drug Administration (“USFDA”).

With regards to aspects of the Directed Selection technology utilized in the creation of new varieties of an existing plant’s stem cell with unique characteristics, the resulting plant is developed exclusively through differential gene expression through exposure of the indigenous genome of the original plant to microgravity. No foreign DNA or genetic material is added or introduced to the genome, thus it is not considered to be a GMO and the Company believes that it would likely not fall under regulations that GMOs face. As such, we believe that these plants would be regulated by the USFDA as any other non-genetically modified plant would and we do not expect it to significantly impact our business plan.

Certain aspects of the Directed Selection technology related to the development of human stem cells will not be developed until our shorter term goals of developing new plant technologies are realized and profitable. We therefore have not invested significant resources in determining the exact level of regulation that they will face. However, we are under the assumption that this technology will face significant regulation, including full USFDA review and approval once developed. Before the Company begins to incur significant resources related on this technology, it will complete a full review of the applicable regulations.

The final element of our patent portfolio is our Superoxide Dismutase (SOD) patent license which could be subject to regulatory control at some point in the future. We have not completed sufficient R&D to ascertain what exactly the product would be subject to from a regulatory standpoint at this early stage.

Competition

There are more than 700 major fertilizer manufactures worldwide; of those who manufacture a marketable product, approximately 80% of these manufacture a fertilizer with nitrogen as an ingredient. As a standalone product, BAM-FX would need to compete with these fertilizers or be added to the treated plants with an additional application. We believe that our product can create end product value far in excess of the cost of BAM-FX. BAM-FX is engaged in laboratory as well as agricultural field testing and preliminary data suggest that the positive effects of BAM-FX applications to all plants tested has made them healthier and more robust.

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The BAM-FX formula has the capability to be integrated into existing formulated, liquid fertilizers as an additional ingredient. Lab and field research indicates that, by blending the BAM-FX formula with the ingredients of existing, widely distributed, “branded” products, we could become a major supplier to nitrogen based fertilizer producers as well as all organic fertilizers that are now making their way into the marketplace. BAM-FX works synergistically with and greatly improves other products and therefore could become a successful ingredient supplier to major companies with existing wide distribution. As far as we are aware there is no direct competitor utilizing this business plan.

Internal formulation research is ongoing as customization will be important to accommodate the variations in soil and environmental conditions and new discoveries through earth and space research may be capable of growing plants in more formidable climatic conditions. This would possibly give BAM-FX an additional competitive advantage.

Competitive Advantage/Barriers to Entry:

The Company believes that ZGSI is not only protected from an IP standpoint, but that its professional and industry relationships put it in a favorable position ahead of potential competition.

•	Our BAM-FX ionic mineral delivery system utilizes a trade secret method of manufacturing that would be cost prohibitive and time consuming to reverse engineer. This proprietary and confidential method of manufacture has been developed and refined over two decades of trial and error. Additionally, attempting to manufacture BAM-FX without the customized manufacturing machinery and methodology could pose a physical safety hazard.
•	We, through our offices and scientists, have access to the International Space Station as and when needed.
•	ZGSI has a world-class science team working in conjunction with IFAS/TREC that has performed to accomplish several space shuttle flights and subsequent space flights that continued to study stem cell science on the Shuttle, ISS-National Lab missions.
•	We enjoy a close working relationship with the USDA Agriculture Research Services Labs, UC Davis, Utah State University, IFAS/TREC and other recognized agricultural industry leaders and academic institutions.
•	The Company has an experienced management team with many years in industry, business operations, corporate finance IP development and protection as well as a world-class scientific and senior advisory boards.

Item 1A. Risk Factors.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide the information required by this item.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should know that there are many factors, both within and outside our control that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

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Overview

Zero Gravity Solutions, Inc., a Nevada corporation, is a biotechnology company focused on commercializing technology derived from and designed for spaceflight with significant applications on Earth. These technologies are focused on improving world agriculture by providing valuable solutions to challenges facing humanity, including threats to world agriculture and the ability to feed the world’s rapidly growing population. The Company’s business model is currently focused on its two primary business segments: 1) BAM-FX, which is a cost effective, ionic nutrient delivery system for plants that can deliver minerals and micronutrients systemically at the cellular level of a plant; and 2) Directed Selection, which relates to the production and alteration of new varieties of novel stem cells with unique and beneficial characteristics in the prolonged zero/micro gravity environment of the International Space Station. These can be patented for commercial sale to third parties in the agricultural and human regenerative medical markets. ZGSI is headquartered in Boca Raton, Florida.

We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute on that plan.

We expect to incur significant expenses and increasing operating losses for the foreseeable future. Specifically, we estimate that the research and development and related costs associated to the execution of our business plan with respect to BAM-FX and ZGLS will total approximately $250,000 per month. Furthermore, we expect our expenses to increase in connection with our ongoing activities. Upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a fully reporting public company, which we expect will total approximately $165,000 during the initial twelve month period. Accordingly, we have acknowledged the need to obtain additional funding in connection to the operation of the Company and have continued to raise funds through our current offering. Additional information on this offering is available in the section of this Registration Statement entitled “Recent Sales of Unregistered Securities.” However, adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. We will need to generate significant revenues to achieve profitability and we may never do so.

for the year-ended december 31, 2013

As of December 31, 2013, we were considered a development stage company without current operating revenues. We do not expect to realize significant operating revenues until we are successful in developing and marketing one or more of our technologies. We anticipate that in the near term, ongoing expenses, including the costs associated with future preparation and filing of SEC reports, will be paid for by proceeds from future offerings.

The Company’s shares of common stock were listed on the OTC Pink Limited marketplace (symbol ZGSI.PK), where the Company has filed annual audited and quarterly auditor reviewed financial statements.

We introduced the Company’s first commercial product, BAM-FX, originally designed to provide densely nutritious and robust plants for extended duration, manned NASA missions. The product, as applied to agricultural use here on Earth, has developed into a platform technology that has enormous potential across all forms of agriculture.

Commercial field trials of BAM-FX have begun in California, Florida, Texas, Iowa, New York and Idaho in conjunction with major growers and well respected agricultural universities such as UC-Davis, University of Florida, Ohio State University, Cornell University, Texas A&M and others. BAM-FX field trials data is being aggregated by our scientists and cooperative partners. All labeling and regulatory requirements are being addressed. Channels of distribution for BAM-FX are being established for commercial distribution commencing early 2015. Manufacturing of BAM-FX is being established in multiple locations.

We continue to grow the experience and knowledge of our management team. Anthony Tether, longest serving director of DARPA, has become our Senior Strategic Advisor. Former Congressman Robert S. Walker, former head of the House Committee on Science and Technology has become our Senior Legislative and Regulatory Advisor. Our management team has been invited by both governmental and private sector conferences to present our science and its potential capabilities.

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The recent extension by the White House of the International Space Station to 2024 and this year’s success and expansion of commercial space transportation systems (SpaceX, Orbital Sciences, etc.) provides the ability to bring our stem cells to the ISS and back and has dramatically increased the importance of space commercialization work.

We have opened our UK office at Harwell in conjunction with Oxford University at their new Space and Life Sciences Incubator Center. Because of the resistance to GMOs in Europe, we anticipate the European Union to become a primary early adopter initially of our BAM-FX product and subsequently of our plant stem cell technology.

We have established a recognized branded image including a comprehensive website, electronic media presence and broad based line of corporate collateral and presentation materials. We are firmly on the path to the commercialization and the anticipated generation of revenue through BAM-FX, thereby transitioning the Company from the development stage to commercial operations while continuing our groundbreaking research and development of plant, animal and non-embryonic human stem cells in the International Space Station.

Results of Operations

We did not realize revenues for the years ended December 31, 2013 and 2012. During 2013, we recorded $1,144,169 in general and administrative expenses, $16,115 in research and development and $1,700 in interest expense, compared with $8,305 in general and administrative expenses $11,500 in research and development and $24,825 in interest expense in 2012. Interest expense was for accrued interest on notes payable to related parties representing cash advances from shareholders to pay operating expenses. Interest accrues on the notes at 10% per annum. The notes are unsecured and due and payable upon demand. We recognized a net loss of $1,158,969 for the year ended December 31, 2013, compared to a net loss of $44,630 for the year ended December 31, 2012.

Liquidity and Capital Resources

Total assets at December 31, 2013 were $295,435 and December 31, 2012 were $0. Total liabilities at December 31, 2013 were $185,393, consisting of $143,250 in accounts payable, 1,143 in accrued interest and $41,000 in note payable related party. At December 31, 2012, total liabilities were $9,354 consisting of $3,354 in accounts payable, and $6,000 in note payable to related party.

Because we had no revenues and currently only have minimal revenues, for the immediate future we will have to rely on proceeds from sales of our securities to continue our business activities. If we are unable to realize necessary funding, our research and development plans will be delayed indefinitely. There can be no assurance that we will be able to raise the funds necessary to carry out our business plan on terms favorable to the Company, or at all. At December 31, 2013, we had stockholders’ equity of $110,042 compared to a stockholders’ deficit of $9,354 at December 31, 2012. The increase is primarily due to proceeds of $1,012,000 from issuance of 2,024,000 shares of common stock. There can be no assurance that this offering will be successful or that any alternative funding will be available to us, or if available, such funding will be on acceptable or favorable terms to us.

FOR THE QUARTER AND PERIOD ENDED SEPTEMBER 30, 2014

During 2014, we opened a production facility and began production of our BAM-FX product. This product contains proprietary technology designed to boost the nutritional value and enhance the immune system of food crops by enabling those crops to systemically uptake specific, targeted minerals and nutrients without the use of Genetic Modification (Non-GMO). During the third quarter we had our first sales. We have had a large subsequent sale in the fourth quarter.

During 2014, we separated our business activities between three wholly owned subsidiaries that separate out our business activities. ZGS UK, is incorporated in England and is in charge of our European activities. BAM Inc. produces and sells our BAM-FX product, while ZGLS is responsible for our space research projects and conducting research on future BAM product lines. We believe that the separation of these functions and the corresponding allocation of management by expertise will enable us to improve our production and focus on our different divisions.

The following highlights the significant progress the Company have made toward to the introduction, commercialization and creation of revenue derived from the Company’s first agricultural product, BAM-FX™ utilizing new science never seen before by the agricultural community. We are now past the inflection point and are manufacturing and shipping commercial quantities of BAM-FX to brand name users.

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We have conducted internal, academic and end-user (growers) field studies on BAM-FX over the last 11 months which have demonstrated: Higher yields, robust root development, greater sugar content, larger biomass, earlier flowering, and a reduction in the use of phosphate and nitrate fertilizers, resulting in decreased water-polluting run-off. See “BAM-FX Trials” for additional information on these studies.

Although we have started product sales we anticipate that in the near term, ongoing expenses, including the costs associated with future preparation and filing of SEC reports, will be paid for by proceeds from sales of our securities and anticipate the need for an additional offering.

Results of Operations

Our net loss for the third quarter of 2014 was $996,962 compared to $266,809 for the third quarter of 2013.

Our net loss for the nine months ended September 30, 2014 was $2,112,637 and $632,781 for the nine months ended September 30, 2013. Included in these nine months ended numbers are non-cash items of $887,892 and $45,513, respectively.

Significant items for the quarter and nine months ended September 30, 2014 include:

•	Total revenues increased $11,619 for the quarter and nine months ended September 30, 2014 as compared to the same period in 2013, as we have begun selling our BAM-FX product.

•	Operating expenses increased 276.4% or $738,396 and 234% or $1,485,551 for the quarter and nine months ended September 30, 2014 from the corresponding period in 2013, respectively. These increases were primarily due to an increase in research and development for the BAM – FX product, plant facilities, employees and raw materials necessary for the startup of operations.

Liquidity and Capital Resources

Total assets at September 30, 2014 were $439,886 as compared to $295,435 as of December 31, 2013. Total liabilities at September 30, 2014 were $127,408, consisting of $111,700 in accounts payable, $1,708 in accrued Interest and $14,000 in note payable related party. At December 31, 2013, total liabilities were $185,393 consisting of $143,250 in accounts payable, $1,143 in accrued interest and $41,000 in note payable to related party.

Because we have a new product line, for the immediate future we will have to rely on proceeds from the sale of our securities to continue our business activities. If we are unable to realize necessary funding, our production of BAM-FX and research and development plans will be delayed indefinitely. There can be no assurance that we will be able to raise the funds necessary to carry out our business plan on terms favorable to the Company, or at all. At September 30, 2014, we had an accumulated deficit of $3,738,485 compared to an accumulated deficit of $1,621,334 at December 31, 2013. The increased in deficit is primarily due to the startup of operations. There can be no assurance that we will be successful in raising additional funding or that any alternative funding will be available to us, or if available, such funding will be on acceptable or favorable terms to us.

Recently Issued Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 during the quarter ended September 30, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

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Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

2014 Sale of BAM-FX

Since we began production and sales of our BAM-FX product in the third quarter of 2014, we are no longer a development stage company. In October 2014, we had a sale for $100,000 of the BAM-FX product.

2015 Outlook

We do not feel that we can accurately predict revenues and cash flow at this time due to the fact that our product is new. We believe that we will need additional funding to cover 2015 expenses. Without consideration of any revenue or additional fundraising, at the Company’s current rate of expenditure, we estimate that our current capital will be sufficient to cover our operating costs through the end of May 2015. We anticipate the need to raise an additional $2,000,000 to fund our operations through the end of 2015. Our long-term fundraising needs are currently undetermined due to the uncertain nature of our revenues, but our current projections show that our operations should be fully self-sufficient by September 2015.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

The Company leases office space located at 190 N.W. Spanish River Blvd, Suites 101/102, Boca Raton, Florida 33431 for a monthly rate of $4,960. ZGSI also maintains/leases a manufacturing lab located at 3595 N. Dixie Highway, Bay 1, Boca Raton, FL 33431. BAM Agricultural Solutions, Inc. maintains/leases its manufacturing facility located at 1461 NW 25th Drive, Okeechobee, FL 34972. Additionally, our wholly owned subsidiary, ZGS UK, leases office space at Electron Building, Fermi Avenue, Harwell Oxford, Oxfordshire, OX11 0QR, UK.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of December 15, 2014, the number of shares of Common Stock owned of record and beneficially by the named executive officers, directors and persons who beneficially own more than 5% of the outstanding shares of Common Stock of the Company. Unless otherwise noted below, the address of each director and executive officer of the Company is 190 NW Spanish River Boulevard, Suite 101, Boca Raton, Florida 33431. There are no persons other than the directors and officers shown below who beneficially own more than 5% of the outstanding shares of Common Stock of the Company. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table:

	Common Stock
	Number of Shares Beneficially Owned (1)		Percentage Outstanding (2)
Directors and Officers
John W. Kennedy	7,000,000		21.79%
Edward F. Cowle	2,650,000		8.25%
Deworth Williams	2,615,000		8.14%
Harvey “Kaye” Klebanoff	2,483,000	(3)	7.73%
Richard Godwin	2,000,000		6.22%
Patrick Kennedy	1,986,666		6.18%
Glenn Stinebaugh	550,000	(4)	1.71%

All directors and named executive officers as a group (7 persons)	9,634,666		29.99%

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(1)	The Company believes that each stockholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after December 15, 2014 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock.
(2)	Based on 32,131,227 shares of common stock on a fully diluted basis, beneficially owned as of December 15, 2014.
(3)	The 2,483,000 shares of our common stock include 983,000 shares of our common stock owned of record by Mr. Kaye and 1,500,000 shares of our common stock owned of record by Ms. Helen Klebanoff, Mr. Kaye’s wife.
(4)	The 550,000 shares of our common stock include 500,000 shares of our common stock owned of record by Mr. Stinebaugh and a warrant exercisable into 50,000 shares of our common stock at $0.50 per share.

Item 5. Directors and Executive Officers.

The following table sets forth certain information about our executive officers, key employees and directors as of December 15, 2014.

Name	Age	Position
Harvey “Kaye” Klebanoff	74	Chairman of the Board of Directors of the Company, Acting Chief Financial Officer
Hugh Chambers	59	Managing Director, ZGS UK
Edward Cowle	58	Director of the Company
Lisa A. Gainsborg	48	Treasurer and Vice President of Finance of the Company
Richard Godwin	59	Director of the Company; President, Chief Executive Officer of ZGLS
John W. Kennedy	74	Director and Chief Science Officer of the Company
Patrick Kennedy	72	Director and Vice President of Agricultural Business Development of the Company
Glenn A. Stinebaugh	68	President, Acting Chief Executive Officer of the Company; President and Chief Executive Officer of BAM Inc.
H. Deworth Williams	79	Director of the Company

Harvey “Kaye” Klebanoff, Chairman of the Board of Directors of the Company, Acting Chief Financial Officer

Mr. Kaye has served as our Chairman since the Company’s inception as its current form in December of 2012. From March 2009 to January 2012, Mr. Kaye was founder, Chairman, Chief Executive Officer and President of Latitude Solutions, Inc. Latitude Solutions, Inc., a publicly traded holding company for several subsidiaries, provided products, processes and services for contaminated water applications. Prior to founding Latitude Solutions, Mr. Kaye was Chief Executive Officer and President of Gulfstream Capital, L.C., a merchant banking, consulting and financial advisory organization, which provided advisory and corporate finance, services to both public and private companies. Gulfstream has acted in a merchant banking, financial advisory and strategic planning capacity for numerous corporations, both public and private. Mr. Kaye has a BS in business from Temple University. Harvey Kaye also serves as a director of Angstrom Technologies, Inc.

Mr. Kaye is well-qualified to serve as the Chairman of Board due to his extensive experience in the management and operation of public and private companies, both large and small, and his previous leadership experience as an entrepreneur, investment banker, chairman, chief executive officer and director.

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Hugh Chambers, Managing Director, ZGS UK

Mr. Chambers has been the Managing Director of ZGS UK since July 2013. He formally became a full-time employee on January 1, 2014 and started the business of ZGS UK from that date. He served as a Consultant to the UK located Association for Interactive Media and Entertainment (AIME) from March 2008 to June 2013, and was CEO of Fresh Telemedia Ltd (UK) from February 2011 to June 2013. He was Director of Sales and Marketing for SGA Limited (UK) from November 2008 to February 2009 and CEO of In Touch Networks and Technologies (UK) from January until August 2008. He was a Director and President of Network for Online Commerce Ltd (UK) from January 1996 until July 2009 by which time the organization had reformed into AIME. He was elected a Fellow of the Institute of Directors in May 1987.

Edward F. Cowle, Director of the Company

Mr. Cowle has been a Director of the Company since December 2012. Mr. Cowle has been a director and former CEO of US Rare Earths, Inc. (Delaware), a company that U.S. Rare Earths, Inc. (Nevada) acquired in August 2011, and its predecessor Thorium Energy, Inc., since 2007. USRE is an exploration and development company with rare earth and thorium deposits in Idaho and Montana. Mr. Cowle was a founder, and remains a Director, and principal of Laser Technology, Inc., which produces laser based law enforcement speed guns. Mr. Cowle has also worked closely with the Office of Industrial Liaison at New York University Medical School, investing in and incubating several technologies. Mr. Cowle structured a licensing deal with C. R. Bard for a start-up company that he co-founded with Temple University Office of Technology Development and Commercialization. He was a founding shareholder and investor in Biophan Technology and worked closely with management to develop business, financing, and investor awareness. The company subsequently licensed and sold its technology to Boston Scientific and Medtronic and the core products are currently being sold to the medical community. Mr. Cowle was a founder of Golf Technologies, Inc., the owner and manufacturer of the “Snake Eyes” brand of golf equipment and apparel. The company was bought by Golfsmith who currently sells the Snake Eyes line of products.  Mr. Cowle formerly served as Senior Vice President Investments–Paine Webber and Co. and Vice President-Bear Stearns and Co. He graduated from Fairleigh Dickinson University in 1978 with a BA in English and American studies

We believe Mr. Cowle is well-qualified to serve as a member of the Board due to his extensive experience starting, financing and advising successful small businesses and the financial acumen he gained from his experience serving in the financial industry.

Lisa Gainsborg, Vice President of Finance and Treasurer of the Company

Ms. Gainsborg joined ZGSI in 2014 and has 28 years of accounting system implementation and integration experience. She has been the president of A+ Accounting since 2003, where she provided financial management, accounting, budgeting and tax services for commercial clients. Ms. Gainsborg graduated from Hofstra University with a B.B.A. in accounting and is a registered C.P.A.

Richard Godwin, Director of the Company, President and Chief Executive Officer of ZGLS

Richard Godwin has been a Director since the Company’s inception at the end of 2012. Prior to that he was invited by Mr. John Wayne Kennedy to accept the position of ZGSI CEO, which he accepted in 2012 along with the position of President. He was appointed to that position by unanimous vote of the Board of Directors and has served in those two positions until October 2014 where he accepted the positions of CEO and President of ZGLS. ZGLS takes lead on all company R&D for both our Directed Selection work with NASA and ESA, as well as continuing ongoing R&D for our BAM products before handoff to the new BAM Inc. subsidiary. ZGLS will also be working towards development of short, medium and long term revenue new products being developed utilizing our substantial patent and IP stable, something that Mr. Godwin has been managing for the past two years within ZGSI. Prior to 2012, Mr. Godwin was President of Third Millennium Affiliates, a technology development company where his primary clients were as business development specialist and consultant for SpaceX Corporation of Hawthorne CA’s new DragonLab spacecraft and as President of AlumiGen a privately held energy company created by Dr. Robert Hirsch, previously a senior manager at the DoE and senior adviser to SAIC and the RAND Corporation. For the past 21 years Mr. Godwin has also held the long time position of President of Collectors Guide Publishing and Apogee Books, a Canadian book publisher based in Toronto. He has 35 years’ experience in managing new companies in Europe, the United States and Canada.

We believe Mr. Godwin is well-qualified to serve as a member of the Board due to his breadth of knowledge of the space exploration and policy fields, as well as his extensive entrepreneur experience.

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John W. Kennedy, Founder, Chief Science Officer & Director of the Company

John W. Kennedy has been with ZGSI since its inception as the current company in 2012 and was instrumental in its creation. He has 40 years’ experience in applied research, botany, biology, physics, nutrition, biochemistry and discoveries associated with health, disease, plant and biological sciences and technologies. Mr. Kennedy has been operating John W. Kennedy Consultants, Inc. since November 1979, which represents companies and associations in clearance and registration of pesticides at federal and state agencies. Mr. Kennedy is also president and chairman of Axtel Scientific, Inc., a Nevada corporation, established October 18, 2012, which was licensed by Mr., Kennedy’s IP to commercialize a unique modality for mitigation of several cellular devastating diseases. Zero Gravity Incorporated was a former company owned by Mr. Kennedy that collaborated through a Space Act Agreement with NASA on six space shuttle launches carrying experiments to the International Space Station for plant and animal studies. This corporation was discontinued shortly after the incorporation of ZGSI. Mr. Kennedy holds a Bachelor of Science degree in Botany and Natural Science from University of Wisconsin. He has received additional educational credits at the United States Dept. of Agriculture Graduate School in New York, NY with advanced studies in the Biological Sciences. He was also awarded a Space Act Agreement with NASA and is considered a National Lab Pathfinder for his work on plant and human stem cells.

Mr. Kennedy was selected to serve as a member of the Board due to his experience in applied research, botany, biology, physics, nutrition, biochemistry, as well as his extensive knowledge of the Company’s technologies and products.

Patrick Kennedy, Director and Vice President of Agricultural Business Development of the Company

Mr. Kennedy has been with ZGSI in his current positions since its inception in its current form in December 2012. Mr. Kennedy is also a consultant, currently managing public relations coordination, data, websites and collateral material for The Williams Investment Companies. From May 2000 to June 2007 Mr. Kennedy was the President of American Natural Technology Sciences, Inc. Mr. Kennedy has forty-five years of business experience involving a wide range of skills, including business development, trade, finance, marketing and sales. He has negotiated, marketed and consummated over one billion dollars of sales volume. Patrick possesses valuable industry contracts and has been directly responsible for negotiations and structuring of marketing and product distribution. From 1977 to 2000 Mr. Kennedy successfully owned and operated oil companies. Patrick also serves as director of Axtel Scientific, Inc. and Mitigation of Disease, Inc. He previously served as director of Digital Stream, Inc.

We believe that Mr. Kennedy is well-qualified to serve as a member of the Board due to his extensive understanding of business development and marketing, as well as his significant experience working in and with businesses, large and small.

Glenn A. Stinebaugh – President and Acting Chief Executive Officer of the Company; President and Chief Executive Officer, BAM Inc.

Mr. Stinebaugh has served as our President and Active Chief Executive Officer since November 2014 and Chief Executive Officer of BAM Inc., our subsidiary since October 2014. Prior to this, he served as an Advisor to the Chairman of the Board of Zero Gravity Solutions, Inc. From February 2010 to August 2014 he was Managing Member of MGA Holdings, LLC, developing and initiating sustainable economic development and agricultural initiatives, domestically and internationally. From July 2007 to August 2014 Mr. Stinebaugh also served as Secretary for First America Equity Trust, a Real Estate Investment Trust developing renewable energy initiatives, with a focus on biomass-to-energy projects. From January 2002 to July 2007 Mr. Stinebaugh was Managing Member of Marketing Group of the Americas, LLC where he oversaw the development of strategic partnerships in the Americas, as well as, the development of market entry strategies for US-based agricultural, food and technology companies in their efforts to penetrate the Chile and South American markets. From January 1998 to December 2002, Mr. Stinebaugh was a Director of AMR Research, Inc., a Boston-based IT research firm.

H. Deworth Williams, Director of the Company

Mr. Williams has been the Company’s Director since December 2012. Mr. Williams is the owner of Williams Investment Company, established in 1970 and is president of Blue Cap Corporation, an investment company. He has been a financial consultant for more than forty-five years. During this time, Mr. Williams has been instrumental in facilitating and completing numerous mergers, acquisitions, business consolidations and underwritings. Mr. Williams was Founder, Director and Chairman of the Board of U.S. Rare Earths, Inc. a Delaware Corporation (formerly Thorium Energy, Inc.) which owns the mineral rights to one of the two largest resources and reserves of rare earths in the United States. Mr. Williams is Founder, Director and Principal of Laser Technology, Inc., a private company established in 1984 that designs, manufactures and markets laser-measuring devices for use in law enforcement, recreation, and professional measurement. Mr. Williams has been a director of over twenty corporations.  Mr. Williams completed his education at the University of Idaho.

We believe that Mr. Williams is well-qualified to serve as a member of the Board due to his deep knowledge of financial issues and his prior executive experience.

32

Family Relationships.

John W. Kennedy, the Company’s Director and Chief Science Officer, and Patrick Kennedy, the Company’s Director and Vice President of Agricultural Business Development, are brothers.

Involvement in Certain Legal Proceedings.

Except as noted below, none of our officers, directors, promoters or control persons has had any of the following events occur:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time, except that Mr. Kaye held an officer position (until January 2012) and a director position (until April 2012) in Latitude Solutions, Inc., which in December 2012 filed for bankruptcy protection.
•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; or
•	being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; or
•	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or
•	been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
o	any Federal or State securities or commodities law or regulation; or
o	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or
o	any judicial or administrative proceeding resulting from involvement in mail or wire fraud or fraud in connection with any business entity.

 Item 6. Executive Compensation.

The following table sets forth the cash and other compensation paid by the Company to our named executive officers for the year ended December 31, 2013. No compensation was paid to any named executive officer during the year ended December 31, 2012.

Name and Principal Position	Year	Salary		Bonus	Option Awards	All other Compensation	Total
Harvey “Kaye” Klebanoff, Chairman and Director, Acting CFO of the Company	2013	$ 55,000	(2)	—	—	—	$55,000
Richard Godwin, President and CEO of ZGLS, Director of the Company(1)	2013	$60,000		—	—	—	$60,000
John Wayne Kennedy, Chief Science Officer & Director of the Company	2013	$40,000		—	—	—	$—

(1) Mr. Godwin was the President and Chief Executive Officer of the Company at end of the 2013 fiscal year. He has since resigned from that role and been named President and Chief Executive Officer of ZGLS.

(2) Mr. Kaye deferred his entire salary for the 2013 fiscal year, of which $15,000 is still outstanding as of December 15, 2014.

33

Narrative Discussion of Compensation Tables

Employee Agreements and Current Compensation Rates for Named Executive Officers and Other Key Employees

There are currently no employment agreements in place for any named executive officers above and each serves at the will of our Board of Directors. As dictated by the Board, Mr. Harvey Kaye’s salary for fiscal year 2014 is $96,000 per annum. As dictated by the Board, Mr. Godwin’s salary for fiscal year 2014 is $96,000 per annum. As dictated by the Board, Mr. John Wayne Kennedy’s salary from February 2013 through September 2014 was $85,000 per annum. Beginning October 1, 2014, Mr. John Wayne Kennedy’s salary increased to $96,000 per annum.

On November 6, 2014, Mr. Stinebaugh was named the President and Chief Executive Officer of BAM Inc., and on November 21, 2014, was named the President and Acting Chief Executive Officer of the Company. In connection to Mr. Stinebaugh’s initial employment with the Company, we entered into an offer letter with Mr. Stinebaugh, under which he will receive $8,000 per month for his services to the Company, along with 500,000 shares of the Company’s common stock. Pursuant to this offer letter, the Company and Mr. Stinebaugh shall work in good faith to enter into an employment agreement securing Mr. Stinebaugh services. Once an employment agreement has been entered into, in connection to the Company naming Mr. Stinebaugh as the President and Acting Chief Executive Officer of the Company and by direction of the Board, Mr. Stinebaugh will receive an additional 500,000 shares of common stock of the Company.

In connection to his position as Vice President of Agricultural Business Development of the Company, as dictated by the Board of Directors, Mr. Patrick Kennedy, receives a salary of $96,000 per annum. Mr. P. Kennedy is also a member of our Board of Directors.

Employee Benefit and Incentive Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees. The Company plans on adopting a Stock Incentive Plan for its employees during fiscal 2015.

Director Compensation

No director received any compensation for their service as a director for the year-ended December 31, 2013. Our interested directors do not receive additional compensation for their service as directors.

Indemnification of Officers and Directors

Our bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys" fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities, provided that the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, unless such director or officer for negligence or misconduct in the performance of his or her duty to the Company. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We have procured a Directors and Officers Insurance Policy with National Union Fire Insurance Company of Pittsburgh, PA with a $3,000,000 limit of liability.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

 Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

•	The Company had previously received cash advances periodically beginning during the fiscal year ended 2006 from Mr. Deworth Williams, our director, to pay its operating expenses. The Company accrued interest on the notes at 10%. The notes were unsecured and due on demand. On March 3, 2012, Mr. Williams forgave these loans and related accrued interest which totaled $413,753.

•	During the year ended December 31, 2012, Blue Cap Development Corp., which is fully-owned by Mr. Williams, advanced $6,000 to the Company. The advance bears interest at 10%, was unsecured and due on demand. The outstanding note balance at December 31, 2013 was $6,000. The accrued interest balance at December 31, 2013 was $628. The outstanding balance was repaid in full during March 2014.

34

•	During the year ended December 31, 2013, the Williams Investment Company, which is fully-owned by Mr. Williams, advanced $20,000 to the Company. The advance was non-interest bearing, unsecured and due on demand. The outstanding note balance at December 31, 2013 was $20,000. For the year ended December 31, 2013, the Company recorded $525 as imputed interest. The note was repaid in full during January 2014.
•	On August 29, 2013, the Williams Investment Company, which is fully-owned by Mr. Williams, advanced $15,000 to the Company via verbal agreement to assist with the Company’s payroll needs. The advance bears interest at 10%, was unsecured and due on demand. The outstanding note balance at September 30, 2014 was $14,000.
•	During the year ended December 31, 2013, the Company temporarily provided administrative services via verbal agreement to F&T Water Solutions, LLC, which is an affiliate of our Chairman, Mr. Harvey Kaye. As a result, the Company earned $3,015 during the year ended December 31, 2013.
•	On December 3, 2012, the Company entered into a Patent Acquisition Agreement by and between the Company’s predecessor company, ElectroHealing Technologies Inc., and our current director, John Wayne Kennedy (“JW Kennedy”) in which JW Kennedy agreed to assign certain patents and technology to the Company in exchange for 11,500,000 shares of common stock of the Company. JW Kennedy was not an affiliate of the Company at this time.
•	As required by the Patent Acquisition Agreement, on December 12, 2013, our directors, JW Kennedy and Mr. Patrick Kennedy, and the Company entered into a royalty agreement (the “Royalty Agreement”) having a term of 75 years, wherein the Company is required to pay royalty fees to Messrs. JW Kennedy and P. Kennedy, in the amount of (1) 5% of gross sales of the BAM-FX product (and related products), of which 3% will be paid to JW Kennedy and 2% to Patrick Kennedy, and/or (2) 10% of any license or sub-license of the product or related products, of which 6% will be paid to JW Kennedy and 4% to P. Kennedy. The Royalty Agreement also allows the Company to pay Messrs. JW Kennedy and P. Kennedy advance royalties as determined by the CEO of the Company, to be deducted from any future royalties due. No sales requiring royalties have occurred as of September 30, 2014.
•	As of September 30, 2014, the Company has advanced a total of $26,500 to Messrs. JW Kennedy and P. Kennedy, our directors, which will offset future royalties to be earned under the Royalty Agreement to pay for legal fees related to the patent for the "Mitigation of Plant and Animal Diseases using Bioavailable Minerals." The Company may utilize this patent in future and reserves the right to negotiate for this patent at a later date.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation.  Under such definition, Harvey Kaye, Richard Godwin, John Wayne Kennedy, Patrick Kennedy, and Edward F. Cowle would not be considered independent as they serve current or have served as the officers of the Company within the past three years. Mr. Deworth Williams may be considered independent under this standard.

Committees of the Board of Directors

Currently, we do not have any standing committees of the Board of Directors. Until such time as formal committees are established, our Board of Directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The Board will also perform the functions of an audit committee until we establish a formal audit committee.

Policies Regarding Conflicts of Interests and Related Party Transactions

We have not adopted formal policies or procedures for the review or approval of related party transactions or the management of conflicts of interest. However, our Board is in the process of establishing such policies with the intent to have them in place subsequent to the effectiveness of this Registration Statement.

Item 8. Legal Proceedings.

There are presently no material pending legal proceedings to which the Company, or any of its subsidiaries, is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

35

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information.

Our common stock is presently quoted on the OTC Pink Market under the symbol “ZGSI”, although there has not been an active trading market for the shares. Accordingly, we are not including a history of reported trades in the public market because of the limited and sporadic trading. There have been less than 17,000 shares traded in the past 12 months.

(b) Holders.

As of December 15, 2014, there were 172 record holders of an aggregate of 30,034,594 shares of the Common Stock issued and outstanding.

(c) Dividends.

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

 (d) Securities Authorized for Issuance under Equity Compensation Plans.

The Company does not have an equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock issued and warrants granted by us since December 15, 2014, that were not registered under the Securities Act. Also included is the consideration, if any received by us, for such shares and options and information relating to the Securities Act, or rules of the SEC, under which exemption from registration was claimed.

(1)	Since March 2013, the Company has participated in a continuous offering of up to 8,000,000 of its shares of Common Stock to accredited and non-accredited investors, under which investors may purchase shares for a purchase price equal to $0.50 per share. Under this offering, the Company has issued 5,579,594 shares and received a total of $2,779,797 as of December 15, 2014.

(2)	During the years ended 2011 through 2013, the Company participated in an offering in which it issued 900,000 shares of Common Stock to certain employees, officers, consultants and advisors for a purchase price equal to the shares’ par value ($0.001) for a total received of $900.

(3)	On December 3, 2012, the Company issued 11,500,000 shares of common stock to John Wayne Kennedy, our director, in connection to the acquisition of the patents related to our BAM-FX and Directed Selection technology, having a fair value of $11,500 ($0.001/share) based on the most recent cash offering price. The Company issued these shares of Common Stock under the exemption from registration Section 4(a)(2) of the Securities Act.

(4)	During the year ended December 31, 2013, the Company issued 50,000 shares of common stock to Intrinsyx Technologies Corporation for services at $0.50/share, having a fair value of $25,000 in connection to the operation of the research trials of our BAM-FX product.

(5)	During the nine months ended September 30, 2014, the Company issued 555,000 shares of common stock to employees for services having a fair value of $277,500 at $0.50 per share. The Company also issued 250,000 shares of common stock to a Robert Carter for services having a fair value of $125,000 at $0.50 per share.

36

No underwriters were involved in the foregoing issuances of securities. Each of the above transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipient of the securities in each of these transactions represented his, her or its intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or book-entry positions representing the shares issued in each of these transactions. In each case, the recipient had adequate access, through his, her or its relationship with the Company, to information about Company.

805,000 shares have been issued for services to date.

Item 11. Description of Registrant’s Securities to be Registered.

(a) Common Stock.

We are authorized to issue up to 100 million shares of common stock, par value $0.001 per share. As of December 15, 2014, 30,034,594 shares of common stock were issued and outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

•	one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
•	to participate equally and to receive any and all such dividends as may be declared by the board of directors; and
•	to participate pro rata in any distribution of assets available for distribution upon liquidation.

Common stockholders have no preemptive rights to acquire additional shares of common stock or any other securities and no redemption or sinking fund provisions are applicable to our common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Warrants

We have issued outstanding warrants exercisable for the purchase of up to 2,096,630 shares our common stock on a cashless basis for up to five years from the warrant issue date. These warrants do not entitle its holders to any voting rights or other rights as a shareholder of the Company prior to the exercise of the warrant.

Item 12. Indemnification of Directors and Officers.

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she:

•	is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or
•	acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

37

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she:

•	is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or
•	acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Our bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities, provided that the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, unless such director or officer for negligence or misconduct in the performance of his or her duty to the Company. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We have procured a Directors and Officers Insurance Policy with National Union Fire Insurance Company of Pittsburgh, PA with a $3,000,000 limit of liability.

Item 13.  Financial Statements and Supplementary Data.

We set forth below our audited and unaudited financial statements included in this Registration Statement on Form 10.

38

December 31, 2013 Financial Statements

PAGE	40	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PAGE	41	CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2013 AND 2012
PAGE	42	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012 AND FOR THE PERIOD AUGUST 19, 1983 (INCEPTION) TO DECEMBER 31, 2013
PAGE	43	CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM AUGUST 19, 1983 (INCEPTION) TO DECEMBER 31, 2013
PAGE	46	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012 AND FOR THE PERIOD AUGUST 19, 1983 (INCEPTION TO DECEMBER 31, 2013
PAGE	47	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zero Gravity Solutions, Inc.

We have audited the accompanying balance sheets of Zero Gravity Solutions, Inc. (the "Company") as of December 31, 2013 and 2012 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Zero Gravity Solutions, Inc. as of December 31, 2013 and 2012, and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has accumulated losses of $1,621,334 for the period from inception through December 31, 2013 which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
April 1, 2014

40

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012

ASSETS

CURRENT ASSETS

Cash	$292,935	$-

Total Current Assets	292,935	-

OTHER ASSETS

Advance on Future Royalties –Related Parties	2,500	-

TOTAL ASSETS	$295,435	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and Accrued Liabilities	$144,393	$3,354
Note payable related party	41,000	6,000

Total Current Liabilities	185,393	9,354

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock; 100,000,000 shares authorized, at $0.001 par value, 25,674,000 and 23,000,000 shares issued and outstanding, respectively	25,674	23,000
Additional paid-in capital	1,705,702	430,011
Deficit accumulated during the development stage	(1,621,334)	(462,365)

Total Stockholders' Equity (Deficit)	110,042	(9,354)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$295,435	$-

See accompanying notes to consolidated financial statements

41

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,	August 19, 1983 (Inception) To December 31,
	2013	2012	2013 (unaudited)

OPERATING EXPENSES

General and Administrative	1,144,169	8,305	1,429,535
Research and Development	16,115	11,500	27,615

Total Operating Expenses	1,160,284	19,805	1,457,150

LOSS FROM OPERATIONS	(1,160,284)	(19,805)	(1,457,150)

OTHER EXPENSES

Other Income – Related Party	3,015		3,015
Interest Expense	(1,700)	(24,825)	(167,199)

Total Other Income (Expenses)	1,315	(24,825)	(164,184)

NET LOSS	$(1,158,969)	$(44,630)	$(1,621,334)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.05)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC AND DILUTED	24,205,777	11,846,575

See accompanying notes to consolidated financial statements

42

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity(Deficit)

Common stock issued for mining claims at $0.03 per share	309,317	309	7,941	-	8,250

Net loss from inception on August 19, 1985 through December 31, 2000	-	-	-	(8,250)	(8,250)

Balance, December 31, 2000	309,317	309	7,941	(8,250)	-

Net loss for the year ended December 31, 2001	-	-	-	(30)	(30)

Balance, December 31, 2001	309,317	309	7,941	(8,280)	(30)

Common stock issued for services at $0.003 per share	3,093,168	3,093	6,907	-	10,000

Net loss for the year ended December 31, 2002	-	-	-	(10,898)	(10,898)

Balance, December 31, 2002	3,402,485	3,402	14,848	(19,178)	(928)

Cancellation of shares	(3,093,168)	(3,093)	3,093	-	-

Issuance of common stock for mining claims at predecessor cost	49,490,683	49,491	(45,358)	-	4,133

Services contributed to the Company	-	-	290	-	-

Net loss for the year ended December 31, 2003	-	-	-	(5,854)	(5,854)

Balance, December 31, 2003	49,800,000	$49,800	$(27,127)	$(25,032)	$(2,649)

See accompanying notes to consolidated financial statements

43

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-In	Deficit Accumulated During the Exploration	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity(Deficit)

Balance, December 31, 2003	49,800,000	$49,800	$(27,127)	$(25,032)	$(2,359)

Services contributed to the Company by officers, directors, and stockholders	-	-	3,035	-	3,035

Net loss for the year ended December 31, 2004	-	-	-	(20,785)	(20,785)

Balance, December 31, 2004	49,800,000	49,800	(24,092)	(45,817)	(20,109)

Net loss for the year ended December 31, 2005	-	-	-	(10,597)	(10,597)

Balance, December 31, 2005	49,800,000	49,800	(24,092)	(56,414)	(30,706)

Services contributed to the Company by officers, directors, and stockholders	-	-	1,750	-	1,750

Common shares returned and cancelled	(21,000,000)	(21,000)	21,000	-	-

Net loss for the year ended December 31, 2006	-	-	-	(165,154)	(165,154)

Balance, December 31, 2006	28,800,000	28,800	(1,342)	(221,568)	(194,110)

Recapitalization	11,200,000	11,200	(11,200)	-	-

Net loss for the year ended December 31, 2007	-	-	-	(89,363)	(89,363)

Balance, December 31, 2007	40,000,000	$40,000	$(12,542)	(310,931)	(283,473)

Common shares returned and cancelled	(28,000,000)	(28,800)	28,800

Net loss for the year ended December 31, 2008	-	-	-	(30,189)	(30,189)

Balance, December 31, 2008	11,200,000	$11,200	$16,258	$(341,120)	(313,662)

See accompanying notes to consolidated financial statements

44

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-In	Deficit Accumulated During the Exploration	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity/(Deficit)

Balance, December 31, 2008 (unaudited)	11,200,000	$11,200	$16,258	$(341,120)	$(313,662)

Net loss for the year ended December 31, 2009	-	-	-	(25,351)	(25,351)

Balance, December 31, 2009	11,200,000	11,200	16,258	(366,471)	(339,013)

Net loss for the year ended December 31, 2010	-	-	-	(25,089)	(25,089)

Balance, December 31, 2010	11,200,000	$11,200	$16,258	$(391,560)	$(364,102)

Common stock issued for services at $0.001 per share	300,000	300	-	-	300

Net loss for the year ended December 31, 2011	-	-	-	(26,175)	(26,175)

Balance, December 31, 2011	11,500,000	$11,500	$16,258	$(417,735)	$(389,977)

Common stock issued for research and development at $0.001 per share	11,500,000	11,500	-	-	11,500

Debt forgiveness by a related party on Company's behalf	-	-	413,753	-	413,753

Net loss for the year ended December 31, 2012	-	-	-	(44,630)	(44,630)

Balance, December 31, 2012	23,000,000	$23,000	$430,011	$(462,365)	$(9,354)

Common stock issued for services at $0.001 per share	600,000	600	-	-	600

Common stock issued for services at $0.50 per share	2,024,000	2,024	1,009,976	-	1,012,000

Direct offering costs	-	-	(58,700)	-	(58,700)

Common stock issued for services	50,000	50	24,950	-	25,000

Warrant issued for services	-	-	288,940	-	288,940

Capital contribution of services – related party	-	-	10,000	-	10,000

Imputed interest – related party	-	-	525	-	525

Net loss for the year ended December 31, 2013	-	-	-	(1,158,969)	(1,158,175)

Balance, December 31, 2013	25,674,000	$25,674	$1,705,702	$(1,621,334)	$110,042

See accompanying notes to consolidated financial statements

45

ZERO GRAVITY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	For the Years Ended December 31,		From Inception on August 19, 1983 Through December 31,
	2013	2012	2013
			(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,158,969)	$(44,630)	$(1,621,334)

Adjustments to reconcile net loss to net cash used by operating activities:
Contributed services by officers, directors, and shareholders	10,000	-	27,758
Common stock issued for mining claims	-	-	8,250
Common stock issued for research and development – related party	-	11,500	11,500
Common stock issued for services	25,000	-	28,250
Warrants issued for services	288,940		288,940
Imputed interest – related party	525		525
Changes in operating assets and liabilities:
Advance on future royalties – related parties	(2,500)		(2,500)
Accounts payable and accrued liabilities	141,039	2,305	144,394
Accrued interest	-	24,825	165,499

Net Cash Used in Operating Activities	(695,965)	(6,000)	(948,718)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable - related party	35,000	6,000	287,753
Proceeds from sales of common stock	1,012,600		1,012,600
Payment of offering costs	(58,700)		(58,700)

Net Cash Provided by Financing Activities	988,900	6,000	1,241,653

NET INCREASE IN CASH	292,935	-	292,935

CASH AT BEGINNING OF YEAR	-	-	-

CASH AT END OF YEAR	$292,935	$-	$292,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Warrants issued for direct offering costs	$51,036	$-	$51,036
Forgiveness of debt and accrued interest by a related party	$-	$413,753	$413,753

See accompanying notes to consolidated financial statements

46

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 1 - ORGANIZATION, HISTORY AND NATURE OF OPERATIONS

The Company was organized on August 19, 1983 in the State of Idaho, under the name as Hazelwood-Gable, Inc.. to acquire and develop mineral properties.

On January 12, 2012, the Company amended its Articles of Incorporation to change its name to ElectroHealing Technologies, Inc. under the laws of the State of Nevada, in anticipation of a merger which did not occur.

On January 11, 2013, the Company amended its Articles of Incorporation to change its name to Zero Gravity Solutions, Inc. ("the Company") ("ZGSI"), pursuant to the acquisition of intellectual property on December 3, 2012.

On October 29, 2013, the Company formed its wholly-owned subsidiary in the State of Delaware, Zero Gravity Solutions, Inc., which had no operations through December 31, 2013.

On November 6, 2013, the Company formed its wholly-owned subsidiary in the State of Delaware, Zero Gravity Solutions, Inc., which had no operations through December 31, 2013.

On December 16, 2013, the Company acquired 100% of Zero Gravity Solutions, Ltd. ("ZGLS"). This was a dormant U.K. company, which had no operations prior to acquisition and through December 31, 2013.

The Company owns proprietary technology for its first commercial product, BAM-FX that can boost the nutritional value and enhance the immune system of food crops without the use of Genetic Modification.

The Company's mission is to improve life on earth by applying intellectual property and technology designed for and derived from six NASA enabled flights over the last five years through utilization of the unique long-term microgravity environment platform of the International Space Station (ISS). The Company's initial projects will be directed to providing solutions to critical world food crop challenges.

Further, the Company is focused on industrializing and commercializing scientific breakthroughs in the area of patentable stem cell technologies through developing advances in plant, animal and human biology based on intellectual property designed for and derived from multiple experiments on the ISS.

The Company owns intellectual property that is designed to develop and produce, in a microgravity environment and without Genetic Modification techniques, large volumes of novel stem cells with unique and beneficial characteristics, which can be patented for commercial sale to third parties in the agricultural and human regenerative medical markets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principals of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2013 and December 31, 2012.

Development Stage

The Company is a Development Stage Company" as defined under ASC No. 915 "Development Stage Entities". The Company previously devoted its resources to acquiring mineral properties, and its planned operations had not yet commenced.

47

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Currently activities during the development stage primarily include implementing the business plan and obtaining additional equity related financing.

Revenues have not been generated during the period from August 19, 1983 (date of inception) to December 31, 2013.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Fair Value of Financial Instruments and Derivative Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board ("FASB") ASC 820-10, "Fair Value Measurements", as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from m selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

•	Level 1 - quoted market prices in active markets for identical assets or liabilities.

•	Level 2 - inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company's short-term financial instruments, accounts payable and accrued liabilities and notes payable - related party, approximate fair value due to the relatively short period to maturity for these instruments.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

The Company had the following potential common stock equivalents at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Stock Warrants (Exercise price - $.50/share) (see Note 6)	735,400	-
Total common stock equivalents	735,400	-

Research and Development

The Company expenses all research and development costs as incurred for which there is no alternative future use.

48

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Foreign Currency Translation

The Consolidated Financial Statements are presented in United States Dollars. The financial position and results of operations of our foreign subsidiary will be measured using the local currency as the functional currency. Assets and liabilities of our foreign subsidiary will be translated from its local currency (British pounds) into the reporting currency, U.S. dollars, using period end exchange rates. Equity transactions will be translated using the historical exchange rate that will be in effect when the transactions occur. The resulting translation adjustments will be recorded as a separate component of accumulated other comprehensive income (loss). Revenues and expenses will be translated using weighted average exchange rates for the respective periods. Transaction gains and losses resulting from foreign currency transactions will be recorded as foreign exchange gains or losses in the consolidated statement of operations.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, "Income Taxes — Intraperiod Tax Allocation," clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

At December 31, 2013 and 2012, the Company did not record any liabilities for uncertain tax positions.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

There are no recent accounting pronouncements that are expected to have an effect on the Company's financial statements.

NOTE 4 - GOING CONCERN

As reflected in the accompanying financial statements, the Company had a net loss of approximately $1,200,000 and net cash used in operations of approximately $700,000 for the year ended December 31, 2013. The Company is in the development stage and has not generated revenue since inception.

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established any source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include obtaining capital from certain related parties, management and significant shareholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

49

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 5 — RELATED PARTY TRANSACTIONS AND COMMITMENTS

(A) Notes Payable

	Interest Rate	Maturity Date	December 31, 2013	December 31, 2012
(1) Note Payable - related party	10%	Due on Demand	$-	$-
(2) Note Payable - related party	10%	Due on Demand	6,000	6,000
(3) Note Payable - related party	0%	Due on Demand	20,000	-
(4) Note Payable - related party	10%	Due on Demand	15,000	-
			$41,000	$6,000

(1)           The Company had previously received cash advances from its former principal stockholder and current director to pay its operating expenses. The Company accrued interest on the notes at 10%. The notes were unsecured and due on demand. The outstanding note balances at December 31, 2012 were $0, with accrued interest of $0. During the year ended December 31, 2012, the Company's former principal stockholder forgave these loans and related accrued interest of $413,753 upon completion of the change in control. The forgiven loans were treated as contributed capital.

(2)           During the year ended December 31, 2012, a board of director advanced $6,000 to the Company. The advance bears interest at 10%, was unsecured and due on demand. The outstanding note balance at December 31, 2013 was $6,000. The accrued interest balance at December 31, 2013 was $628. Subsequent to December 31, 2013, the outstanding balance was repaid.

(3)           During the year ended December 31, 2013, a board of director advanced $20,000 to the Company. The advance was non-interest bearing, unsecured and due on demand. The outstanding note balance at December 31, 2013 was $20,000. For the year ended December 31, 2013, the Company recorded $525 as imputed interest (see Note 6(d)). The note was repaid during January 2014.

(4)           During the year ended December 31, 2013, a board of director advanced $15,000 to the Company. The advance bears interest at 10%, was unsecured and due on demand. The outstanding note balance at December 31, 2013 was $15,000. The accrued interest balance at December 31, 2013 was $515.

(B)           Other Income

During the year ended December 31, 2013, the Company provided various administrative services to a related party. This related party is an affiliate of the Company's Chairman of the Board of Directors. As a result, the Company earned $3,015 during the year ended December 31, 2013 of which was included in other income-related party.

(C)           Commitments

During the year ended December 31, 2013, the Company entered into a royalty agreement having a term of 75 years, with a principal stockholder and a relative of the principal stockholder, whereas the Company is required to pay royalty fees based on a percentage of gross sales. The Company advanced $2,500 to offset future royalties to be earned. No sales requiring royalties have occurred as of December 31, 2013. Subsequent to December 31, 2013, the Company advanced an additional $7,500 to offset future royalties to be earned.

NOTE 6 — EQUITY

(A) Common Stock Issued for Cash

Year ended December 31, 2013

The Company issued 600,000 shares of common stock for $600 ($0.001/share).

50

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company issued 2,024,000 shares of common stock for $1,012,000 ($0.50/share).

(B) Common Stock Issued for Research and Development — Related Party

Year ended December 31, 2012

On December 3, 2012, the Company issued 11,500,000 shares of common stock to a principal stockholder for research and development having a fair value of $11,500 ($0.001/share) based on the most recent cash offering price.

(C) Forgiveness of Debt — Related Party

Year ended December 31, 2012

During the year ended December 31, 2012, the Company's former principal stockholder and current director forgave loans and accrued interest of $413,753 upon completion of the change in control. The forgiven loans were treated as contributed capital.

(D) Imputed Interest — Related Party

Year ended December 31, 2013

The Company had contributed services by the chairman of the Company having a fair value of $10,000.

The Company recorded $525 as imputed interest (See Note 5).

(E) Direct Offering Costs

During the year ended December 31, 2013, the Company issued 1,174,000 shares of common stock for $587,000 ($0.50/share), which is included in the 2,024,000 shares of common stock issued as noted in Note 6(A) above, and paid direct offering costs of $58,700 (10% of gross proceeds). As a result of the offering, the Company also issued 110,400 fully vested, non-forfeitable warrants as a direct offering cost, which had no effect on the statement of stockholders' equity and had a fair value of $51,036 (see Note 6(G) for additional details) based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.01% - 1.63%
Expected life of warrants	5 years

(F) Warrants issued for Services

During the year ended December 31, 2013, the Company issued 625,000 fully vested, non-forfeitable warrants to employees and consultants for services having a fair value of $288,940 based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.37% - 1.65%
Expected life of warrants	5 years

51

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(G) Warrants

The following is a summary of the Company's warrant activity:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Outstanding - December 31, 2012			-
Granted	735,400	$0.50	5.0
Exercised	-	-	-
Cancelled/Forfeited	-	-	-
Outstanding - December 31, 2013	735,400	$0.50	4.8
Exercisable - December 31, 2013	735,400	$0.50	4.8

Exercise Prive	Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				-
$0.50	735,400	735,400	4.8 years	5.0

	735,400	735,400	4.8 years	4.8

(H) Common Stock Issued for Services

During the year ended December 31, 2013, the Company issued 50,000 shares of common stock to a third party for services having a fair value of $25,000 ($0.50/share) based on the most recent cash offering price.

NOTE 7 - INCOME TAXES

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Income tax expense at statutory rate	$(322,202)	$(12,921)
Valuation allowance	322,202	12,921
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of December 31, 2013 and December 31, 2012:

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Deferred tax assets NOL Carryover	$502,525	$5,245
Deferred tax liabilities	-	-
Valuation allowance	(502,525)	(5,245)
Net deferred tax assets	$-	$-

52

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

At December 31, 2013, the Company had net operating loss carry forwards of approximately $1,288,525 that may be offset against future taxable income through 2033. No tax benefit has been reported in the December 31, 2013 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated for subsequent events between the balance sheet date of December 31, 2013 and March 25, 2014, the date the financial statements were available to be issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

Common Stock Issued for Cash

Subsequent to December 31, 2013, the Company issued 796,000 shares of common stock for $398,000 ($0.50/share).

Of the 796,000 shares of common stock issued, the Company paid direct offering costs of $31,400 (either 5% or 10% of gross proceeds) related to 696,000 shares of common stock sold for cash. As a result of the offering, the Company also issued 68,100 fully vested non-forfeitable warrants as direct offering costs, which had no net effect on the statement of stockholders' equity and had a fair value of $31,491 based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.46% - 1.70%
Expected life of warrants	5 years

Common Stock issued for Services

During January 2014, the Company issued 50,000 shares of common stock to a third party consultant for services having a fair value of $25,000 ($0.50/share) based on the most recent cash offering price.

Warrants issued for Services

During March 2014, the Company issued 256,000 fully vested, non-forfeitable warrants to a third party consultant for services having a fair value of $118,401 based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.46% - 1.73%
Expected life of warrants	5 years

53

September 30, 2014 Financial Statements

PAGE	55	CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2014 (UNAUDITED) AND AS OF DECEMBER 31, 2013.

PAGE	56	CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013. (UNAUDITED).

PAGE	57	CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED).

PAGE	58	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

54

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS

Cash	$223,025	$292,935
Prepaid Expenses	125,417	-
Accounts Receivable	6,326	-
Accounts Receivable - Related Party	11,294	-
Inventory	19,442	-
Total Current Assets	385,504	292,935

Property and Equipment - net	21,526	-

OTHER ASSETS

Deposit	6,356	-
Advance on Future Royalties - Related Parties	26,500	2,500

TOTAL ASSETS	$439,886	$295,435
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$113,408	$144,393
Notes Payable Related Party	14,000	41,000
Total Current Liabilities	127,408	185,393

STOCKHOLDERS' EQUITY

Common stock; 100,000,000 shares authorized, at $0.001 par value, 29,522,600 and 25,674,000 shares issued and outstanding, respectively	29,523	25,674
Additional paid-in capital	4,021,440	1,705,702
Accumulated other comprehensive loss	(4,514)	-
Accumulated deficit	(3,733,971)	(1,621,334)

Total Stockholders' Equity	312,478	110,042

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$439,886	$295,435

See accompanying notes to unaudited condensed consolidated financial statements

55

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations and Other Comprehensive Gain

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Sales	$11,619	$-	$11,619	$-
Total Revenue	11,619	-	11,619	-

COST OF SALES
Cost of Materials	(2,142)	-	(2,142)	-
Total Cost of Sales	(2,142)	-	(2,142)	-
GROSS PROFIT	9,477	-	9,477	-
REVENUES	$-	$-	$-	$-

OPERATING EXPENSES
General and Administrative	$960,460	$266,642	$1,997,891	$634,189
Research and Development	45,578	1,000	122,849	1,000
Total Operating Expenses	1,006,038	267,642	2,120,740	635,189
LOSS FROM OPERATIONS	(996,561)	(267,642)	(2,111,263)	(635,189)

OTHER EXPENSES
Other Income - Related Party	-	1,440	-	3,015
Interest Expense	(401)	(607)	(1,374)	(607)
Total Other Income (Expenses)	(401)	833	(1,374)	2,408
NET LOSS	$(996,962)	$(266,809)	$(2,112,637)	$(632,781)
NET LOSS PER SHARE - BASIC AND DILUTED	$(0.04)	$(0.01)	$(0.08)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING -
BASIC AND DILUTED	27,939,445	24,256,374	26,979,701	23,957,629

OTHER COMPREHENSIVE LOSS
Net Loss	(996,962)	(266,809)	(2,112,637)	(632,781)
Foreign currency translation loss	(784)	-	(4,514)	-
COMPREHENSIVE LOSS	$(997,746)	$(266,809)	$(2,117,151)	$(632,781)

See accompanying notes to unaudited condensed consolidated financial statement

56

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2014	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,112,637)	$(632,781)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	698	-
Contributed services by officers, directors, and shareholders	-	10,000
Common stock issued for services	402,500	-
Warrants issued for services	484,694	45,513
In Kind Contribution of Interest		576
Imputed interest - related party	33
Changes in operating assets and liabilities:
Receivables	(6,326)
Prepaids	(125,417)	-
Advance on future royalties - related parties	(24,000)	-
Inventory	(19,443)	-
Deposit	(6,356)	-
Due from related party	(11,294)	(830)
Accounts payable and accrued liabilities	(32,693)	149,101
Accrued interest	1,708	-
Net Cash Used in Operating Activities	(1,448,533)	(428,421)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-
Cash paid to purchase equipment	(22,223)	-
Net Cash Used in Investing Activities	(22,223)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment on notes payable - related party	(27,000)	35,000
Proceeds from sale of common stock	1,521,800	425,600
Payment of offering costs	(89,440)	(2,500)
Net Cash Provided by Financing Activities	1,405,360	458,100

EFFECT OF EXCHANGE RATES ON CASH	(4,514)	-
NET (DECREASE) INCREASE IN CASH	(69,910)	29,679
CASH AT BEGINNING OF PERIOD	292,935	-
CASH AT END OF PERIOD	$223,025	$29,679

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Warrants issued as direct offering costs	$203,260	$-
Forgiveness of debt and accrued interest by a related party	$-	$-
Subscription receivable	$-	$-

See accompanying notes to unaudited condensed consolidated financial statements

57

ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

NOTE 1 – ORGANIZATION, HISTORY AND NATURE OF OPERATIONS

The Company was organized on August 19, 1983 in the State of Idaho, under the name as Hazelwood-Gable, Inc. to acquire and develop mineral properties.

On January 12, 2012, the Company amended its Articles of Incorporation to change its name to ElectroHealing Technologies, Inc. under the laws of the State of Nevada, in anticipation of a merger which did not occur.

On January 11, 2013, the Company amended its Articles of Incorporation to change its name to Zero Gravity Solutions, Inc. (“the Company”) (“ZGSI”), pursuant to the acquisition of intellectual property on December 3, 2012.

On October 29, 2013, the Company formed its wholly-owned subsidiary in the State of Delaware, Zero Gravity Solutions, Inc., which had no operations through December 31, 2013.

On December 16, 2013, the Company acquired 100% of Zero Gravity Solutions, Ltd. (“ZGLS”). This was a dormant U.K. company, which had no operations prior to acquisition and through December 31, 2013.

On June 13, 2014, the Company formed its wholly-owned subsidiary in the State of Florida, Bam Agricultural Solutions, Inc.

On September 17, 2014, the Company formed its wholly-owned subsidiary in the State of Florida, Zero Gravity Life Sciences, Inc.

The Company owns proprietary technology for its first commercial product, BAM-FXTM that can boost the nutritional value and enhance the immune system of food crops without the use of Genetic Modification.

The Company’s mission is to improve life on earth by applying intellectual property and technology designed for and derived from six NASA enabled flights over the last five years through utilization of the unique long-term microgravity environment platform of the International Space Station (ISS). The Company’s initial projects will be directed to providing solutions to critical world food crop challenges.

Further, the Company is focused on industrializing and commercializing scientific breakthroughs in the area of patentable stem cell technologies through developing advances in plant, animal and human biology based on intellectual property designed for and derived from multiple experiments on the ISS.

Basis of Presentation

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended September 30, 2014, are not necessarily indicative of results for the full fiscal year. These unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2013.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2014 and December 31, 2013.

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Zero Gravity Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventory

Inventory is valued on a lower of first-in, first out (FIFO) cost or market basis. At September 30, 2014 Raw materials on hand was $8,696 and finished product inventory was valued at $10,746.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed on a straight-line basis over estimated useful lives. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges taken for the nine months ended September 30, 2014 and 2013.

Fair Value of Financial Instruments and Derivative Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements”, as well as certain related FASB staff positions.  This guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

●	Level 1 – quoted market prices in active markets for identical assets or liabilities.

●	Level 2 - inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company’s short-term financial instruments, accounts payable and accrued liabilities and notes payable – related party, approximate fair value due to the relatively short period to maturity for these instruments.

Stock based compensation

We account for stock options in accordance with Accounting Standards Codification (“ASC”) 718: Compensation - Stock Compensation (“ASC 718”). ASC 718 requires generally that all equity awards be accounted for at their “fair value.” This fair value is measured on the grant date for stock-settled awards, and at subsequent exercise or settlement for cash-settled awards. Fair value is equal to the underlying value of the stock for “full-value” awards such as restricted stock and performance shares, and estimated using an option-pricing model with traditional inputs for “appreciation” awards such as stock options and stock appreciation rights.

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from our initial estimates: previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited. The expense resulting from share-based payments is recorded in general and administrative expense for the nine months ended September 30, 2014 and 2013.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

The Company had the following potential common stock equivalents at September 30, 2014 and December 31, 2013:

	September 30. 2014	December 31. 2013
Stock Warrants (Exercise price - $.50/share) (see Note 6)	1,986,660	735,400
Total common stock equivalents	1,986,660	735,400

Research and Development

The Company expenses all research and development costs as incurred for which there is no alternative future use.

Foreign Currency Transactions

The consolidated financial statements are presented in United States Dollars. The Company has a bank account in foreign currency. The balance of this bank account was translated from its local currency (British Pounds) into the reporting currency, U.S. dollars, using period end exchange rates. The resulting translation adjustments were recorded as a separate component of accumulated other comprehensive loss. Revenues and expenses were translated using weighted average exchange rate for the period.

Transaction gains and losses resulting from foreign currency transactions were recorded as foreign exchange gains or losses in the consolidated statement of operations. The Company did not enter into any financial instruments to offset the impact of foreign currency fluctuations.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

At September 30, 2014 and December 31, 2013, the Company did not record any liabilities for uncertain tax positions.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and shareholder equity.   Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.  The Company has adopted this standard and will not report inception to date financial information.

NOTE 4 – GOING CONCERN

As reflected in the accompanying financial statements, the Company has an accumulated deficit of $3,733,971 and net cash used in operations of $1,448,533 for the nine months ended September 30, 2014.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established any source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include obtaining capital from certain related parties, management and significant shareholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 – RELATED PARTY TRANSACTIONS AND COMMITMENTS

(A)	Notes Payable

	Interest Rate	Maturity Date	September 30, 2014	December 31, 2013

(1) Note Payable - related party	10%	Due on Demand	-	6,000

(2) Note Payable - related party	0%	Due on Demand	-	20,000

(3) Note Payable - related party	10%	Due on Demand	14,000	15,000

Total			$14,000	$41,000

(1) During the year ended December 31, 2012, a board of director advanced $6,000 to the Company. The advance bears interest at 10%, was unsecured and due on demand. The outstanding balance was repaid during January 2014.

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

(2) During the year ended December 31, 2013, a board of director advanced $20,000 to the Company. The advance was non-interest bearing, unsecured and due on demand. For the nine months ended September 30, 2014, the Company recorded $33 as imputed interest (see Note 6(d)). The note was repaid during January 2014.

(3) During the year ended December 31, 2013, a board of director advanced $15,000 to the Company. The advance bears interest at 10%, was unsecured and due on demand. The outstanding note balance at September 30, 2014 was $14,000.

(4) During the year ended December 31, 2013, the Company was reimbursed for temporary personnel services provided to a related party.

(5) During the nine months ended September 30, 2014, expenses were paid for the benefit of a board of director. These amounts are in related party receivable.

(B) Commitments

During the year ended December 31, 2013, the Company entered into a royalty agreement having a term of 75 years, with a principal stockholder and a relative of the principal stockholder, whereas the Company is required to pay royalty fees based on a percentage of gross sales. As of September 30, 2014, the Company advanced a total of $26,500 to offset future royalties to be earned. No sales requiring royalties have occurred as of September 30, 2014.

NOTE 6 – EQUITY

(A) Common Stock Issued for Cash

For the Nine Months Ended September 30, 2014

The Company issued 3,043,600 shares of common stock for $1,521,800 ($0.50/share).

Year ended December 31, 2013

The Company issued 600,000 shares of common stock for $600 ($0.001/share).

The Company issued 2,024,000 shares of common stock for $1,012,000 ($0.50/share).

(B) Common Stock Issued for Research and Development – Related Party

Year ended December 31, 2012

On December 3, 2012, the Company issued 11,500,000 shares of common stock to a principal stockholder for research and development having a fair value of $11,500 ($0.001/share) based on the most recent cash offering price.

(C) Forgiveness of Debt – Related Party

Year ended December 31, 2012

During the year ended December 31, 2012, the Company's former principal stockholder and current director forgave loans and accrued interest of $413,753 upon completion of the change in control.  The forgiven loans were treated as contributed capital.

(D) Imputed Interest – Related Party

For the Nine Months Ended September 30, 2014

The Company recorded $33 as imputed interest (See Note 5).

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

Year Ended December 31, 2013

The Company recorded $525 as imputed interest.

(E) Direct Offering Costs

For the Nine Months Ended September 30, 2014

During the nine months ended September 30, 2014, the Company issued 3,043,600 shares of common stock for $1,521,800 ($0.50/share) and paid direct offering costs of $89,440 (5% or 10% of gross proceeds). As a result of the offering, the Company also issued 203,260 fully vested, non-forfeitable warrants as a direct offering cost, which had no effect on the statement of stockholders’ equity and had a fair value of $93,996 (see Note 6(G) for additional details) based upon the following management assumptions:

Exercise price	$0.50

Expected dividends	0%

Expected volatility	157.54%

Risk free interest rate	1.46% - 1.76%

Expected life of warrants	5 years

Year Ended December 31, 2013

During the year ended December 31, 2013, the Company issued 1,174,000 shares of common stock for $587,000 ($0.50/share), which is included in the 2,024,000 shares of common stock issued as noted in Note 6(A) above, and paid direct offering costs of $58,700 (5% or 10% of gross proceeds). As a result of the offering, the Company also issued 110,400 fully vested, non-forfeitable warrants as a direct offering cost, which had no effect on the statement of stockholders’ equity and had a fair value of $51,036 (see Note 6(G) for additional details) based upon the following management assumptions:

Exercise price	$0.50

Expected dividends	0%

Expected volatility	157.54%

Risk free interest rate	1.01% - 1.63%

Expected life of warrants	5 years

(F) Warrants issued for Services

For the Nine Months Ended September 30, 2014

During the nine months ended September 30, 2014, the Company issued 1,048,000 fully vested, non-forfeitable warrants to employees and consultants for services having a fair value of $484,696 based upon the following management assumptions:

Exercise price	$0.50

Expected dividends	0%

Expected volatility	157.54%

Risk free interest rate	1.46% - 1.76%

Expected life of warrants	5 years

Year Ended December 31, 2013

During the year ended December 31, 2013, the Company issued 625,000 fully vested, non-forfeitable warrants to employees and consultants for services having a fair value of $288,940 based upon the following management assumptions:

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

Exercise price	$0.50

Expected dividends	0%

Expected volatility	157.54%

Risk free interest rate	1.37% - 1.65%

Expected life of warrants	5 years

(G) Warrants

The following is a summary of the Company’s warrant activity:

			Weighted Average
			Remaining
		Weighted Average	Contractual Life
	Number of Warrants	Exercise Price	(in Years)
Outstanding - December 31,2012	-	-	-
Granted	735,400	$0.50	5.0
Exercised	-	-	-
Cancelled/Forfeited	-	-	-
Outstanding - December 31,2013	735,400	0.50	4.8
Granted	1.251,260	0.50	5.0
Exercised	-	-	-
Cancelled/Forfeited	-	-	-
Outstanding - September 30,2014	1,986,660	$0.50	4.6

Exercisable - September 30,2014	1,986,660	$0.50	4.6

As of September 30, 2014:

			Weighted Average
Exercise	Warrants	Warrants	Remaining	Aggregate
Price	Outstanding	Exercisable	Contractual Life	Intrinsic Value

$0.50	1,986,660	1,986,660	4.6 years

	1,986,660	1,986,660	4.6 years

(H) Common Stock Issued for Services

For the nine months ended September 30, 2014, the Company issued 555,000 shares of common stock to employees for services having a fair value of $277,500 ($0.50/share) based on the most recent cash offering price. The Company also issued 250,000 shares of common stock to a third party for services having a fair value of $125,000 ($0.50/share) based on the most recent cash offering price.

During the year ended December 31, 2013, the Company issued 50,000 shares of common stock to a third party for services having a fair value of $25,000 ($0.50/share) based on the most recent cash offering price.

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ZERO GRAVITY SOLUTIONS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

September 30, 2014 (unaudited)

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated for subsequent events between the balance sheet date of September 30, 2014 and December 4, 2014, the date the financial statements were available to be issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

Common Stock Issued for Cash

Subsequent to September 30, 2014, the Company issued 329,698 shares of common stock for $164,849 ($0.50/share).

Of the 329,698 shares of common stock sold for cash, the Company paid direct offering costs of $2,492 (5% or 10% of gross proceeds). As a result of the offering, the Company also issued 9,970 fully vested non-forfeitable warrants as direct offering costs, which had no net effect on the statement of stockholders’ equity and had a fair value of $4,610 based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.51%
Expected life of warrants	5 years

Warrants issued for Services

Subsequent to September 2014, the Company issued 200,000 fully vested, non-forfeitable warrants to a third party consultant for services having a fair value of $92,479 based upon the following management assumptions:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	157.54%
Risk free interest rate	1.51-1.67%
Expected life of warrants	5 years

Resolutions

Subsequent to September 2014, the Company further realigned and added officers.

Glenn Stinebaugh	President and Acting CEO

Angela Letizia	Secretary

Lisa Gainsborg	Treasurer

Harvey Kaye resigned as Treasurer, President and Acting CEO

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Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The following financial statements of the Company have been provided in this Form 10 registration statement:

1.	The audited financial statements for its fiscal years ended 12/31/2013 and 12/31/2012; and

2.	The unaudited financial statements of the Company for the three and nine months ended 9/30/2014

(b) Exhibits.

Exhibit
Number	Description
3.1	Certificate of Incorporation, Amendments to Articles of Incorporation and Articles of Merger+
3.2	By-Laws of the Company+
4.1	Form of Certificate of Common Stock+
4.2	Form of Cashless Warrant+
10.1	Securities Purchase Agreement – Form+
10.2	Offer Letter to Glenn A. Stinebaugh+
10.3	Lease Agreement between the Company and MRK Acquisition, Inc.+
10.4	Patent Acquisition Agreement between the Company and John Wayne Kennedy+
10.5	BAM-FX Royalty Agreement+
10.6	Lisa Gainsborg Consulting Agreement+
10.7	Space Act Agreement+
10.8	Assignment of BAM Patent to Company+
10.9	Lease between the BAM Inc. and Palm City Interiors, Inc.+
10.10	ZGS UK Lease+
10.11	Lease between the Company and Investments Limited+
10.12	Memorandum of Understanding between ZGS UK and the International Institute of Tropical Agriculture*
21.1	Subsidiary List+

 +Previously filed with the Company’s Registration Statement on Form 10, filed with the SEC on December 29, 2014.

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 28, 2015	ZERO GRAVITY SOLUTIONS, INC.

	By:	/s/ Harvey “Kaye” Klebanoff
Harvey “Kaye” Klebanoff
Chairman of the Board of Directors
Principal Financial Officer

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